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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

U.S. BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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800 Nicollet Mall

Minneapolis, Minnesota 55402
(651) 466-3000

March 11, 2004

Dear Shareholders:

      You are cordially invited to join us for our 2004 annual meeting of shareholders, which will be held on Tuesday, April 20, 2004, at 11:00 a.m., Pacific Time, in the Bunker Hill Ballroom at The Omni Los Angeles Hotel at California Plaza, 251 South Olive Street, Los Angeles, California. For your convenience, a map showing the location of The Omni Los Angeles Hotel is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of February 26, 2004, are entitled to notice of and to vote at the 2004 annual meeting.

      The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

      The proxy statement contains three shareholder proposals which your Board of Directors believe are not in the best interests of our shareholders. Your Board urges you to vote against these proposals.

      We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

      If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” on page 4 of the proxy statement.

      We look forward to seeing you at the annual meeting.

Sincerely,

Jerry A. Grundhofer

Chairman, President and Chief Executive Officer

800 Nicollet Mall

Minneapolis, Minnesota 55402
(651) 466-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Tuesday, April 20, 2004, at 11:00 a.m. Pacific Time

Place:	The Omni Los Angeles Hotel at California Plaza Bunker Hill Ballroom 251 South Olive Street Los Angeles, California 90012

Items of Business:	1. The election of five directors, each for a three-year term.
2. The ratification of the selection of Ernst & Young LLP as U.S. Bancorp’s independent auditors for the fiscal year ending December 31, 2004.
3. A shareholder proposal to replace our current system of compensation for senior executives.
4. A shareholder proposal to require shareholder approval of certain supplemental executive retirement benefits.
5. A shareholder proposal to require that any matter submitted to our shareholders be approved by a simple majority of all shares outstanding.
6. Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 26, 2004.

Voting by Proxy:	If you cannot attend the annual meeting in person, you may vote your shares by telephone or Internet by no later than 10:00 p.m. Central Time on April 19, 2004 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Mellon Investor Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Lee R. Mitau
Secretary

March 11, 2004

PROXY STATEMENT

i

ii

PROXY STATEMENT

2004 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 20, 2004

      The Board of Directors of U.S. Bancorp is soliciting proxies for use at the annual meeting of shareholders to be held on April 20, 2004, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about March 11, 2004.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the selection of our independent auditors, and consideration of three shareholder proposals. Also, management will report on our performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board has set February 26, 2004 as the record date for the annual meeting. If you were a shareholder of record at the close of business on February 26, 2004, you are entitled to vote at the meeting.

As of the record date, 1,919,898,973 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,919,898,973 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-third of the voting power of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or Internet.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and Internet voting is also encouraged for shareholders who hold their shares in street name.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan?

If you hold any shares in the U.S. Bancorp 401(k) Savings Plan, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the plans, the trustee will vote all of the shares held in the plans in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or Internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may submit a proxy vote as described above, but you may not vote your Savings Plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The affirmative vote of a majority of the voting power of our common stock present and entitled to vote at the meeting is required for the election of each director and for the approval of each proposal.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for one or more of the directors, this has the same effect as a vote against those directors.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal, making it more likely that the proposal will be approved.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young LLP as U.S. Bancorp’s independent auditors for the fiscal year ending December 31, 2004;

•	AGAINST the shareholder proposal to replace our current system of compensation for senior executives;

•	AGAINST the shareholder proposal to require shareholder approval of certain supplemental executive retirement benefits; and

•	AGAINST the shareholder proposal to require that any matter submitted to our shareholders be approved by a simple majority of all shares outstanding.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the ratification of the selection of Ernst & Young LLP as U.S. Bancorp’s independent auditors for the fiscal year ending December 31, 2004;

•	AGAINST the shareholder proposal to replace our current system of compensation for senior executives;

•	AGAINST the shareholder proposal to require shareholder approval of certain supplemental executive retirement benefits; and

•	AGAINST the shareholder proposal to require that any matter submitted to our shareholders be approved by a simple majority of all shares outstanding.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, Internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Mellon Investor Services at 1-888-778-1311.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may revoke your proxy and change your vote as described above, but only until April 15, 2004. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, Internet or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

Who pays for the cost of proxy preparation and solicitation?

U.S. Bancorp pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $25,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?

Yes. In fact, we encourage you to request electronic delivery of these documents if you are comfortable with the electronic format because it saves U.S. Bancorp the expense of printing and mailing the materials to you. If you are a shareholder of record or if your shares are held in our 401(k) Savings Plan, you may request and consent to electronic delivery of future proxy statements and annual reports by accessing the web site www.melloninvestor.com and accessing your account after clicking on Investor ServiceDirect®. If you do not see a prompt regarding consent to electronic delivery of materials, click on Consent Update under the Account Management option and follow the instructions. If your shares are held in street name, please contact your broker or other nominee and ask about the availability of electronic delivery.

How can I communicate with U.S. Bancorp’s Board of Directors?

You can communicate with our Board of Directors by sending a letter addressed to the Board of Directors, non-management directors or specified individual directors to:

The Office of the Corporate Secretary
U.S. Bancorp
BC-MN-H210
800 Nicollet Mall
Minneapolis, MN 55402

Any such letters will be delivered to the independent presiding director, or to a specified director if so addressed. Letters relating to accounting matters will be delivered to our Chief Risk Officer for handling in accordance with the Audit Committee’s policy on investigation of complaints relating to accounting matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Our executive officers and directors are encouraged to own U.S. Bancorp common stock to further align management’s and shareholders’ interests. U.S. Bancorp’s guideline for members of senior management is share ownership in an amount having a market value of a multiple of the individual’s annual base salary, depending upon the individual’s management level, to be achieved within three years of becoming subject to the guideline.

      The following table shows how many shares of our common stock were beneficially owned as of February 6, 2004, by each of our directors, director nominees and executive officers named in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, no shareholder beneficially owned more than five percent of our common stock as of February 6, 2004. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them.

	Amount and Nature		Percent of
	of Beneficial		Common Stock
Name of Beneficial Owner	Ownership(1)(2)		Outstanding

Linda L. Ahlers	87,873	(3)	*
Victoria Buyniski Gluckman	171,037	(3)(4)	*
William L. Chenevich	806,399	(5)	*
Arthur D. Collins, Jr.	90,251	(3)	*
Peter H. Coors	93,363	(3)	*
John C. Dannemiller	183,050	(3)	*
Richard K. Davis	2,086,240	(6)	*
Andrew S. Duff(7)	668,964		*
Jerry A. Grundhofer	7,417,940	(8)	*
John F. Grundhofer	6,897,486	(3)(9)	*
Edward Grzedzinski	767,429	(10)	*
Delbert W. Johnson	78,204	(3)	*
Joel W. Johnson	64,731	(3)	*
Jerry W. Levin	98,870	(3)	*
David M. Moffett	1,975,307	(11)	*
David B. O’Maley	211,840	(3)	*
O’dell M. Owens, M.D., M.P.H	130,159	(3)	*
Thomas E. Petry	324,930	(3)	*
Richard G. Reiten	62,790	(3)	*
Craig D. Schnuck	69,886	(3)(12)	*
Warren R. Staley	66,731	(3)	*
Patrick T. Stokes	69,660	(3)(13)	*
John J. Stollenwerk	132,657	(3)(14)	*
All directors and executive officers as a group (28 persons)	25,340,955	(15)	1.32%

*	Indicates less than 1%.

(1)	Includes the following shares subject to options exercisable within 60 days: Ms. Ahlers, 70,468 shares; Ms. Buyniski Gluckman, 136,289 shares; Mr. Chenevich, 695,950 shares; Mr. Collins, 76,882 shares; Mr. Coors, 77,675 shares; Mr. Dannemiller, 108,454 shares; Mr. Davis, 1,907,611 shares; Mr. Duff,

605,338 shares; Mr. Jerry A. Grundhofer, 5,297,455 shares; Mr. John F. Grundhofer, 5,860,482 shares; Mr. Grzedzinski, 406,243 shares; Mr. Delbert Johnson, 39,292 shares; Mr. Joel Johnson, 55,798 shares; Mr. Levin, 76,941 shares; Mr. Moffett, 1,682,362 shares; Mr. O’Maley, 104,261 shares; Dr. Owens, 76,550 shares; Mr. Petry, 89,621 shares; Mr. Reiten, 40,010 shares; Mr. Schnuck, 48,545 shares; Mr. Staley, 58,029 shares; Mr. Stokes, 45,755 shares; and Mr. Stollenwerk, 69,711 shares.

(2)	Some of our directors and officers have deferred cash compensation or stock option gains pursuant to our deferred compensation plan. The deferred amounts will be paid out in shares of our common stock upon the director’s or officer’s retirement or other termination of employment or service with U.S. Bancorp. The number of shares to which the directors and officers would be entitled had their employment or service with U.S. Bancorp terminated as of February 6, 2004, is included in the table, as follows: Ms. Ahlers, 2,305 shares; Ms. Buyniski Gluckman, 2,887 shares; Mr. Dannemiller, 54,368 shares; Mr. Davis, 50,035 shares; Mr. Jerry A. Grundhofer, 1,285,082 shares; Mr. Grzedzinski, 5,272 shares; Mr. Moffett, 156,272 shares; Mr. O’Maley, 4,891 shares; Dr. Owens, 49,081 shares; Mr. Petry, 187,981 shares; Mr. Reiten, 10,534 shares; Mr. Stokes, 7,518 shares; and Mr. Stollenwerk, 3,359 shares. The directors and officers have no voting or investment power as to these shares.

(3)	Includes 4,528 restricted stock units that vest over four years and are distributable in an equivalent number of shares of our common stock if (i) the holder retires from our Board of Directors in accordance with our director retirement policy, (ii) the holder’s Board service is terminated without cause, or (iii) the holder leaves service on the Board for any reason after 10 years of service. Only vested units are distributable when the holder’s Board service ends under other circumstances. The holder has no voting or investment power over these units.

(4)	Includes 13,500 shares held by United Medical Resources, Inc., of which Ms. Buyniski Gluckman is Chairman, President, Chief Executive Officer and 100% shareholder.

(5)	Includes 89,281 shares of restricted stock subject to future vesting conditions and 931 shares held in a U.S. Bancorp 401(k) savings plan.

(6)	Includes 52,654 shares of restricted stock subject to future vesting conditions; 37,438 shares held by Mr. Davis’s wife, as to which Mr. Davis has no voting or investment power; and 6,960 shares held in a U.S. Bancorp 401(k) savings plan.

(7)	Mr. Duff is a former executive officer who left U.S. Bancorp on December 31, 2003, as the chief executive officer of Piper Jaffray Companies, a subsidiary that we spun off to our shareholders on that date.

(8)	Includes 20,174 shares held in a U.S. Bancorp 401(k) savings plan; 227,351 shares held by a family trust, as to which Mr. Jerry A. Grundhofer has shared voting and investment power; and 572,878 restricted stock units that are distributable in an equivalent number of shares of our common stock at certain times after Mr. Grundhofer’s retirement, as to which he has no voting or investment power.

(9)	Includes 12,476 shares held in a U.S. Bancorp 401(k) savings plan; 1,000,000 shares held in a family trust of which Mr. John F. Grundhofer is a trustee and a beneficiary, as to which he shares voting and investment power; and 20,000 shares held by a charitable foundation he created.

(10)	Includes 42,164 shares of restricted stock subject to future vesting conditions; 25,569 shares held by Mr. Grzedzinski’s wife, as to which Mr. Grzedzinski has no voting or investment power; and 5,359 shares held by Mr. Grzedzinski’s child, as to which Mr. Grzedzinski has no voting or investment power.

(11)	Includes 52,654 shares of restricted stock subject to future vesting conditions; and 30,291 shares held by Mr. Moffett’s wife, as to which he has no voting or investment power.

(12)	Includes 7,057 shares held jointly by Mr. Schnuck and his wife, as to which he has shared voting and investment power; and 9,756 shares held in a trust of which Mr. Schnuck is trustee.

(13)	Includes 11,859 shares held in a trust by Mr. Stokes’s wife, as to which Mr. Stokes has no voting or investment power.

(14)	Includes 3,221 shares held by Mr. Stollenwerk’s children, as to which Mr. Stollenwerk has no voting or investment power; 8,602 shares held in a family trust, as to which Mr. Stollenwerk has no voting or investment power; 18,078 shares held by Mr. Stollenwerk’s wife, as to which Mr. Stollenwerk has no voting or investment power; and 100 shares held by LMI Partnership, of which Mr. Stollenwerk is a general partner, as to which he has shared voting and investment power.

(15)	Includes 68,025 shares held in a U.S. Bancorp 401(k) savings plan for the accounts of certain executive officers; 649,854 restricted stock units that are distributable in an equivalent number of shares of our common stock; 1,826,852 shares payable to certain directors and executive officers pursuant to our deferred compensation plan; and 19,913,474 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2003 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2003 were satisfied.

PROPOSAL 1—ELECTION OF DIRECTORS

      Our Board of Directors currently has 18 members and is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. At this year’s annual meeting, the terms of our Class III directors will expire. John C. Dannemiller, John F. Grundhofer and Delbert W. Johnson, who currently serve as Class III directors with terms expiring at the upcoming annual meeting, will retire at the upcoming annual meeting. In connection with their retirements, our Board of Directors has determined to decrease the number of directors in Class III from eight to five directors. The number of directors in Class I will remain at six, and the numbers of directors in Class II will remain at four. Victoria Buyniski Gluckman, Arthur D. Collins, Jr., Jerry W. Levin, Thomas E. Petry and Richard G. Reiten are the current Class III directors who have been nominated for re-election to the Board to serve until the 2007 annual meeting or until their successors are elected and qualified. Messrs. Petry and Reiten will retire from the Board at the 2005 annual meeting in accordance with our director retirement policy, before serving out their full terms. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than five directors.

      If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may further reduce the number of directors constituting Class III directors.

      The election of each nominee requires the affirmative vote of a majority of the common stock present and entitled to vote at the annual meeting.

      The Board of Directors recommends a vote FOR election of the five nominated directors. Proxies will be voted for the election of the five nominees unless otherwise specified.

      The nominees for election as directors and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to U.S. Bancorp.

CLASS III DIRECTORS—NOMINEES FOR TERMS ENDING IN 2007

VICTORIA BUYNISKI GLUCKMAN: Age 52, director since 1990. Ms. Buyniski Gluckman is Chairman, President and Chief Executive Officer of United Medical Resources, Inc., a third-party administrator of employer healthcare benefits. She has held these positions since founding United Medical Resources in 1983. Ms. Buyniski Gluckman also serves as a director of Ohio National Financial Services, Inc.

ARTHUR D. COLLINS, JR.: Age 56, director since 1996. Mr. Collins is Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company. Mr. Collins joined Medtronic in 1992 and served as President from 1996 to 2002. He was elected Chief Executive Officer in 2001 and Chairman in 2002. Mr. Collins also serves as a director of Cargill, Incorporated.

JERRY W. LEVIN: Age 59, director since 1995. Mr. Levin is Chairman and Chief Executive Officer of American Household, Inc. (formerly Sunbeam Corporation), a leading consumer products company. He has held these positions since 1998. Mr. Levin also serves as a director of Ecolab, Inc.

THOMAS E. PETRY: Age 64, director since 1987. Mr. Petry is the retired Chairman and Chief Executive Officer of Eagle-Picher Industries, Inc., a manufacturer of products for automotive, defense, aerospace, construction and other industrial markets. Mr. Petry served as Chief Executive Officer of Eagle-Picher Industries from 1982 to 1998 and as Chairman from 1989 to 1998. Mr. Petry also serves as a director of Cinergy Corp.

RICHARD G. REITEN: Age 64, director since 1998. Mr. Reiten is Chairman of Northwest Natural Gas Company, a distributor of natural gas. Mr. Reiten joined Northwest Natural Gas in 1996 as President, a position he held until 2001, and Chief Operating Officer, a position he held until 1997. He served as Chief Executive Officer of Northwest Natural Gas from 1997 to 2002 and has served as Chairman since 2000. Mr. Reiten also serves as a director of Building Materials Holding Corporation and Idacorp, Inc.

CLASS I DIRECTORS—TERMS ENDING IN 2005

LINDA L. AHLERS: Age 53, director since 1997. Ms. Ahlers is President of Marshall Field’s, the department store division of Target Corporation, a diversified retail company. Ms. Ahlers has been associated with Target Corporation (formerly known as Dayton Hudson Corporation) since 1977 and assumed her current position in February 1996.

JOEL W. JOHNSON: Age 60, director since 1999. Mr. Johnson is Chairman, President and Chief Executive Officer of Hormel Foods Corporation, a meat and food processing company. He joined Hormel in 1991 as Executive Vice President, Sales and Marketing, and was elected President in 1992. In 1993, Mr. Johnson assumed the title of Chief Executive Officer, and he was elected Chairman of the Board in 1995. Mr. Johnson also serves as a director of Ecolab, Inc. and Meredith Corporation.

DAVID B. O’MALEY: Age 57, director since 1995. Mr. O’Maley is Chairman, President and Chief Executive Officer of Ohio National Financial Services, Inc., an intermediate insurance holding company that markets insurance and financial products through its affiliates, and of certain of its affiliated companies including its ultimate parent company. Mr. O’Maley has held these positions since 1994 and has been with Ohio National since 1992. Mr. O’Maley also serves as a director of The Midland Company, Inc.

O’DELL M. OWENS, M.D., M.P.H.: Age 56, director since 1991. Dr. Owens has been providing services as an independent healthcare consultant since 2001. Dr. Owens is also the President and Chairman of the Board for Project GRAD (Graduation Really Achieves Dreams), a national non-profit organization formed to improve inner-city education. Dr. Owens has served in this capacity since 2001. From 2002 to 2003. Dr. Owens served as President, Chief Executive Officer and a member of the Board of Trustees of RISE Learning Solutions, a national non-profit organization that uses technology to provide training for adults who care for children. From 1999 to 2002). Dr. Owens served as Medical Director of United Healthcare Insurance Company of Ohio, a provider of healthcare coverage and related services.

CRAIG D. SCHNUCK: Age 55, director since 2002. Mr. Schnuck is Chairman and Chief Executive Officer of Schnuck Markets, Inc., a supermarket chain. Mr. Schnuck has served in his current position since 1991. He was elected President in 1984 and Chief Executive Officer in 1989. Mr. Schnuck also serves as a director of the DESCO Group.

WARREN R. STALEY: Age 61, director since 1999. Mr. Staley is Chairman and Chief Executive Officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products. He joined Cargill in 1969 and was elected President and Chief Operating Officer in 1998. He was named Chief Executive Officer in 1999 and Chairman in 2000. Mr. Staley also serves as a director of Target Corporation.

CLASS II DIRECTORS—TERMS ENDING IN 2006

PETER H. COORS: Age 57, director since 1996. Mr. Coors is Chairman of Adolph Coors Company and of Coors Brewing Company, the principal subsidiary of Adolph Coors Company, a producer, marketer and seller of malt-based beverages. He has been associated with Coors Brewing Company since 1970 and was named Chairman in 2000. He served as Vice Chairman and Chief Executive Officer of Coors Brewing Company and as Vice President of Adolph Coors Company from 1993 to 2000. Mr. Coors also serves as a director of H.J. Heinz Company.

JERRY A. GRUNDHOFER: Age 59, director since 1993. Mr. Grundhofer is Chairman, President and Chief Executive Officer of U.S. Bancorp and Chairman, President and Chief Executive Officer of U.S. Bank National Association. He has served as Chairman of U.S. Bancorp since January 2003 and has served as President and Chief Executive Officer of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001. From 1993 until the merger, he served as Chairman, President and Chief Executive Officer of U.S. Bancorp predecessors Firstar Corporation and Star Banc Corporation. Mr. Grundhofer also serves as a director of Ecolab, Inc. and The Midland Company, Inc.

PATRICK T. STOKES: Age 61, director since 1992. Mr. Stokes is President, Chief Executive Officer and a director of Anheuser-Busch Companies, Inc., the holding company parent of Anheuser-Busch, Incorporated, and Chairman and Chief Executive Officer of Anheuser-Busch, Incorporated, a producer and distributor of beer. Mr. Stokes has been affiliated with Anheuser-Busch since 1969, was elected President of Anheuser-Busch, Incorporated in 1990, and has served in his current position since 2002. From 2000 to 2002, he served as Senior Executive Vice President of Anheuser-Busch Companies, Inc.

JOHN J. STOLLENWERK: Age 64, director since 1998. Mr. Stollenwerk is President, Chief Executive Officer and a director of Allen-Edmonds Shoe Corporation, a manufacturer of fine shoes. He became President of Allen-Edmonds in 1981 and Chief Executive Officer in 1999. Mr. Stollenwerk also serves as a director of Badger Meter, Inc. and Koss Corporation.

CORPORATE GOVERNANCE

      Our Board of Directors and management are dedicated to exemplary corporate governance. Good corporate governance is vital to the continued success of U.S. Bancorp and the entire financial services industry. In January 2003, the Board of Directors adopted the U.S. Bancorp Corporate Governance Guidelines to provide a framework for directors and management to effectively pursue U.S. Bancorp’s objectives for the benefit of its shareholders. The Board annually reviews and updates these guidelines and the charters of the Board committees in response to evolving “best practices” and the results of annual Board and committee evaluations. The Board recently amended the Audit Committee charter, which is attached as Appendix A to this proxy statement. Our Corporate Governance Guidelines are attached as Appendix B to this proxy statement and can also be found at www.usbank.com by clicking on About U.S. Bancorp and then Corporate Governance.

Board Independence

      Our Board of Directors has determined that each of our directors other than Jerry A. Grundhofer and John F. Grundhofer has no material relationship with U.S. Bancorp and is independent. Each of our Audit, Governance and Compensation Committees is composed only of independent directors. In making the independence determinations, our Governance Committee and full Board of Directors reviewed all of our directors’ relationships with U.S. Bancorp based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with U.S. Bancorp and its management. Jerry Grundhofer is not independent because he is the current President and Chief Executive Officer of U.S. Bancorp. John Grundhofer is not independent because he is the former President and Chief Executive Officer of U.S. Bancorp and is the brother of Jerry Grundhofer. John Grundhofer will be retiring from the Board of Directors at the 2004 annual meeting, leaving U.S. Bancorp with its President and Chief Executive Officer as the only non-independent director.

      Our Board has adopted certain standards to assist it in assessing the independence of each of its directors. Absent other material relationships with U.S. Bancorp, a director of U.S. Bancorp who otherwise meets the independence qualifications of the New York Stock Exchange listing standards may be deemed “independent” by the Board of Directors if the lending relationships, deposit relationships, other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) and other commercial or charitable relationships between U.S. Bancorp and its subsidiaries, on the one hand, and an entity with which the director (or any of the director’s immediate family members, as defined in the NYSE listing standards) is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other, meet the following criteria:

•	such relationships are in the ordinary course of business of U.S. Bancorp and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•	with respect to extensions of credit by U.S. Bancorp or its subsidiaries to such entity or its subsidiaries, (i) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934; and (ii) no event of default has occurred and is continuing beyond any cure period.

Board Meetings and Committees

      The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Governance, Compensation, Credit and Finance, Community Outreach and Fair Lending, and Executive. Each of the standing committees has adopted and operates under a written charter. These charters can be found on our web site at www.usbank.com by clicking on About U.S. Bancorp and then Corporate Governance.

      The Board of Directors held eight meetings during fiscal year 2003. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year, except Richard G. Reiten, who attended 70% of such meetings.

Audit Committee

Members:	Warren R. Staley, Chair Linda L. Ahlers Victoria Buyniski Gluckman Delbert W. Johnson	Thomas E. Petry Richard G. Reiten Craig D. Schnuck John J. Stollenwerk

      The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, and the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditors, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which was amended in January 2004 and is included as Appendix A to this proxy statement. All of the Audit Committee members meet the existing independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee charter generally prohibits Audit Committee members from serving on more than two other public company audit committees. The Chair of the Audit Committee serves on no other audit committees. Our Board of Directors has identified Warren R. Staley, our Audit Committee Chair, to be an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee held nine meetings in 2003.

Governance Committee

Members:	Jerry W. Levin, Chair Arthur D. Collins, Jr. John C. Dannemiller	Joel W. Johnson David B. O’Maley Patrick T. Stokes

      The Governance Committee reviews and makes recommendations to the Board regarding our corporate governance principles and processes, including policies related to director retention, resignation and retirement. The Committee also manages the performance review process for our current directors, recommends new directors, recommends qualified members of the Board for membership on committees, assesses the independence of all Board members, reviews charters of all Board committees, reviews and evaluates succession plans for executive officers, oversees the evaluation of management, and makes recommendations to the Board regarding any shareholder proposals. All of the Governance Committee members meet the existing independence requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Governance Committee held six meetings in 2003.

      Director Qualification Standards. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. In evaluating candidates for nomination as a director of U.S. Bancorp, the Governance Committee will consider criteria including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. The Governance Committee believes it is necessary for one or more of the directors to possess the education or experience required to qualify as an audit committee financial expert.

      Director Nominee Selection Process. The selection process for director candidates includes the following steps: (1) identification of director candidates by the Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders; (2) possible engagement of a director search firm; (3) interviews of candidates by the Chair of the Governance Committee and two other Governance Committee members; (4) reports to the Board by the Committee on the selection process; (5) recommendations by the Governance Committee; and (6) formal nominations by the Board for inclusion in the slate of directors at the annual meeting. Director candidates recommended by shareholders are given the same consideration as candidates suggested by directors and executive officers. U.S. Bancorp has not sought to replace retiring directors in recent years, and therefore has not recently identified or evaluated any non-incumbent nominees for director.

Compensation Committee

Members:	Thomas E. Petry, Chair Linda L. Ahlers Peter H. Coors	David B. O’Maley Patrick T. Stokes John J. Stollenwerk

      The Compensation Committee establishes our compensation policy, determines the compensation paid to our executive officers and non-employee directors, recommends executive incentive compensation plans and equity-based plans and approves other compensation plans and retirement plans. The Compensation Committee approves corporate goals related to the compensation of the chief executive officer, evaluates the chief executive officer’s performance and compensates the chief executive officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the New York Stock Exchange. The Compensation Committee held six meetings in 2003.

Credit and Finance Committee

Members:	Arthur D. Collins, Jr., Chair Jerry A. Grundhofer John F. Grundhofer Delbert W. Johnson	Jerry W. Levin O’dell M. Owens, M.D., M.P.H. Richard G. Reiten Warren R. Staley

      The Credit and Finance Committee is responsible for reviewing lending and credit policies, reviewing management’s assessment of the balance of loan growth and credit risk and reviewing management’s assessment of the adequacy of credit management information systems and allowance for loan and lease losses. The Committee is also responsible for reviewing and approving policies relating to interest rate sensitivity, liquidity and capital adequacy and will review capital, interest rate sensitivity, liquidity, securitizations, derivatives activity and investment portfolio position reports for compliance with approved policies. The Committee reviews market risk management policies and risk limits and reviews reports of trading activities and risk exposure for compliance with such policies. The Committee also makes recommendations to the Board of Directors regarding the issuance or repurchase of debt and equity securities, reviews and evaluates potential mergers and acquisitions and reviews other actions regarding U.S. Bancorp’s capital stock. The Credit and Finance Committee held four meetings in 2003.

Community Outreach and Fair Lending Committee

Members:	Peter H. Coors, Chair Victoria Buyniski Gluckman John C. Dannemiller	Joel W. Johnson O’dell M. Owens, M.D., M.P.H. Craig D. Schnuck

      The Community Outreach and Fair Lending Committee is responsible for reviewing our activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. The Community Outreach and Fair Lending Committee held three meetings in 2003.

Executive Committee

Members:	Jerry A. Grundhofer, Chair Linda L. Ahlers Arthur D. Collins, Jr. John F. Grundhofer Delbert W. Johnson	David B. O’Maley Thomas E. Petry Richard G. Reiten Warren R. Staley Patrick T. Stokes

      The Executive Committee has authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The Executive Committee held two meetings in 2003 before most of its responsibilities were transferred to the Credit and Finance Committee.

Executive Sessions of the Board

      U.S. Bancorp’s non-employee directors meet in executive session at each regular meeting of the Board without the Chairman and Chief Executive Officer or any other member of management. The role of presiding director of each executive session is rotated annually among the Chairs of each committee other than the Audit Committee and Executive Committee. The Chair of the Governance Committee is currently acting as the presiding director. Each Board committee also meets in executive session without members of management present at each committee meeting.

Director Compensation and Related Policies

      Fees for 2004. For 2004, directors who are not U.S. Bancorp employees will receive the following cash fees:

Annual retainer for service on the Board	$60,000
Additional annual retainer for Committee Chairs	$10,000
Additional annual retainer for Audit Committee members	$5,000

      In addition, for 2004, each non-employee director has been granted 1,882 restricted stock units and options to purchase 5,882 shares of our common stock. The restricted stock units are granted under our 2001 Stock Incentive Plan and vest in four equal, annual increments beginning one year from the date of grant. Restricted stock units are distributable in an equivalent number of shares of our common stock if (i) the director retires in accordance with our director retirement policy, (ii) the director’s service is terminated without cause, or (iii) the director leaves service on the Board for any reason after 10 years of service. Only vested units are distributable when the director’s board service ends under other circumstances. All of the stock options granted to our directors are granted under our 2001 Stock Incentive Plan, have a 10-year term, vest in four equal, annual increments beginning one year from the date of grant, and have an exercise price equal to the fair market value of our common stock on the date the option is granted. Directors who retire or join the Board at any time after January 1 will receive pro rata annual retainers and restricted stock unit and option grants based on the number of months in which they serve as directors during the year.

      To determine director compensation, we reviewed director compensation information for a peer group of 17 diversified financial services and financial holding companies. Our market capitalization was in the 83rd percentile of the market capitalization of that peer group. Compensation for our directors was designed to result in compensation for our directors that was competitive with that provided by the peer group.

      Deferred Compensation Plan Participation. Under the U.S. Bancorp Deferred Compensation Plan, our non-employee directors may choose to defer all or a part of their cash fees and all or a part of the profit amount associated with their U.S. Bancorp stock options. The minimum amount that can be deferred in any calendar year is $1,000. Cash fees that are deferred will be deemed to be invested in any of the following investment alternatives selected by the participant:

•	shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

•	one of several mutual funds.

      Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the director until his or her termination of service on the Board. At that time, the director will receive payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. Deferred stock option gains must be paid in shares of common stock. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

      Additional Stock Options. Directors also may choose to convert all or a part of their cash fees into options to purchase common stock under our 2001 Stock Incentive Plan. Directors who choose to convert their cash compensation into stock options will receive a number of stock options equal to (a) 150% of the amount of cash compensation deferred, divided by (b) the fair market value of an option to purchase one share of our common stock, as determined by the Black-Scholes option valuation method. The exercise price of the stock options will equal the fair market value of our common stock on the date the options are granted. The options have a 10-year term and vest in four equal, annual increments beginning one year from the date of grant. Vested options are exercisable for the remaining term of the option if (i) the director retires in accordance with our director retirement policy, (ii) the director’s service is terminated without cause, or (iii) the director leaves service on the Board for any reason after 10 years of service. The options terminate immediately when the director’s board service ends under other circumstances.

      Policy Regarding Service on Other Boards. Our Board of Directors has established a policy that restricts our directors from serving on the boards of directors of more than three public companies in addition to their service on our Board of Directors.

      Policy Regarding Attendance at Annual Meetings. U.S. Bancorp encourages, but does not require, its Board members to attend the annual meeting of shareholders. Last year all but one of our directors attended the annual shareholders meeting.

      Retirement Policy. Our Board of Directors has established a policy requiring that a director retire at the first annual meeting of shareholders held after his or her 65th birthday.

      Director Retirement and Death Benefit Plan. Until April 1997, the former U.S. Bancorp maintained a director retirement and death benefit plan to provide payments to certain non-employee directors after retirement from the Board. The Board terminated this plan for new directors effective April 30, 1997, but plan benefits continue to be payable to certain directors of U.S. Bancorp who served as directors of the former U.S. Bancorp on April 30, 1997, and who have completed 60 months of service (measured as provided in the plan) as a director of U.S. Bancorp. Benefits accrue in the amount of the annual retainer in effect on the date a director’s service terminates, multiplied by the number of years of service (not to exceed 10 years). Benefits are paid in annual installments over a 10-year period. If a director retires after reaching age 67 or after completion of 12 years of service, the director receives lifetime payments, calculated based on the annual retainer in effect on the date of retirement. Due to the termination of the plan, benefits for eligible, current directors will be determined as if their service as directors had terminated on April 30, 1997 (except that additional service after that date may be considered in determining the form of benefit to be paid). As a result, the benefits payable to those directors will be based on the annual retainer and each director’s service as of April 30, 1997. A director who retires after 12 years of service but who is not then 67 does not receive the first payment until age 67. In the event of a director’s death, a lump-sum payment may be made. In the event of certain types of changes of control of U.S. Bancorp, benefits payable under the plan will be paid in a lump sum within 30 days.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

      The Compensation Committee of U.S. Bancorp is composed entirely of independent outside directors and is responsible for setting corporate compensation policy. The goal of U.S. Bancorp’s compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value. The Committee retains a nationally recognized independent compensation consulting firm to provide expertise regarding competitive compensation practices, peer analysis, and recommendations to the Committee.

      Base salaries of the executive officers named in the Summary Compensation Table below, other than for Mr. Grundhofer, were determined by the Compensation Committee using the recommendations of senior management. Salaries were decided based on individual performance and industry standards as determined through external compensation studies and information from regional bank holding companies and diversified financial services companies.

      The Compensation Committee administers the Executive Incentive Plan, the purpose of which is to reward the achievement of corporate financial objectives established in advance by the Compensation Committee. Participants in the plan include executives reporting directly to the Chief Executive Officer. Performance measures considered in determining plan awards include factors such as fully diluted earnings per share (EPS), return on average equity (ROE), credit quality, line of business performance measured by the financial plan and individual performance, all as compared against established objectives. Awards under the plan for executives other than the Chief Executive Officer are made at the recommendation of the Chief Executive Officer and with the approval of the Committee based on an assessment of performance using these factors. Target award opportunities for the executive officers named in the Summary Compensation Table below ranged from 100% to 175% of base salary depending on the individual’s position. Actual awards paid to those executive officers ranged from 94% to 150% of target award opportunities.

      The Compensation Committee also administers the U.S. Bancorp 2001 Stock Incentive Plan, the purpose of which is to encourage long-term growth in U.S. Bancorp’s shareholder value. Stock options, restricted stock and other stock awards may be granted pursuant to the plan, based on factors such as corporate performance, individual responsibilities and performance, and information from regional bank holding companies, diversified financial services companies and other competitive indices. Stock options and restricted stock awards granted in 2003 are subject to specific vesting schedules as described in the Summary Compensation Table below.

      Mr. Grundhofer’s compensation was determined by the Compensation Committee and approved by the Board. His 2003 base salary of $1,000,000 as well as his 2003 bonus opportunity and stock awards were established by the Compensation Committee and are consistent with industry standards as determined from a peer group of regional bank holding companies and diversified financial services companies. The peer group includes some of the bank holding companies included in the Standard & Poor’s 500 Commercial Bank Index, the performance of which is shown in the Stock Performance Chart presented elsewhere in this proxy statement. Mr. Grundhofer’s actual 2003 bonus award was based on the same criteria used in the Executive Incentive Plan for granting bonus awards to other executive officers. On January 20, 2004, he was granted options to purchase 1,232,000 shares at an exercise price of $28.50 per share, which will all vest four years from the grant date. Vesting may be accelerated based on U.S. Bancorp’s cumulative total shareholder return performance, including reinvestment of dividends (TSR), compared to that of our peer group. See the Stock Performance Chart below for TSR for past years.

      The Compensation Committee intends to continue its practice of paying competitive compensation to attract and retain senior executives to manage our business in the best interests of U.S. Bancorp and our shareholders. Under Section 162(m) of the Internal Revenue Code, any compensation in excess of $1 million that is not paid pursuant to plans approved by shareholders and does not include specific performance criteria is not deductible as a compensation expense to U.S. Bancorp. The U.S. Bancorp Executive Incentive Plan and the U.S. Bancorp 2001 Stock Incentive Plan were approved by shareholders. Accordingly, annual incentive bonuses and stock option awards granted under these plans are exempt from Section 162(m).

Compensation Committee of the Board of Directors of U.S. Bancorp

Thomas E. Petry, Chair	Peter H. Coors	Patrick T. Stokes
Linda L. Ahlers	David B. O’Maley	John J. Stollenwerk

Employment and Change-in-Control Agreements

      We have entered into employment agreements with Messrs. Jerry A. Grundhofer and Edward Grzedzinski and into change-in-control agreements with Messrs. Richard K. Davis, David M. Moffett and William L. Chenevich. The agreements are designed to enhance our ability to attract and retain high caliber senior management. In addition, we administer a deferred compensation plan, in which Messrs. Grundhofer, Moffett, Grzedzinski and Davis participate, which provides for the deferral of all or a portion of a participant’s cash compensation and stock option gains until the participant’s retirement or earlier termination of employment.

      Employment Agreement with Jerry A. Grundhofer. Mr. Grundhofer has an employment agreement with U.S. Bancorp providing for his continued services and leadership through 2006, as well as comprehensive non-competition and other restrictive covenants after termination of his employment. Under the agreement, he will serve as President and Chief Executive Officer for a term ending on December 31, 2006, and was elected Chairman of U.S. Bancorp effective December 30, 2002. The agreement provides for an annual base salary of at least $975,000 and entitles Mr. Grundhofer to an annual bonus based on corporate performance for that year. As partial consideration for the non-competition and other restrictive covenants contained in the agreement and in order to provide long term compensation and retention incentives, the agreement also includes an award of 300,268 restricted stock units, which will vest on December 31, 2006, and will be distributed to him in an equivalent number of shares of our common stock on January 15 of the calendar year following the calendar year in which his employment with U.S. Bancorp terminates. The value of these restricted stock units at the time of grant will also be included in eligible earnings in the final year of his employment under our non-qualified retirement plan. Prior to the date of distribution, Mr. Grundhofer may elect to surrender the restricted stock units at the vesting date and receive the then-value of the units as retirement income under our non-qualified retirement plan. In the event his employment is terminated by U.S. Bancorp other than for cause or disability, or voluntarily by him for good reason, either before or following a change in control of U.S. Bancorp, Mr. Grundhofer will receive a lump-sum severance payment consisting of a pro rata base salary and annual bonus through the date of termination plus the product of (a) the number of months from the date of termination until December 31, 2006 (but not more than 36 months), divided by 12 and (b) the sum of his base salary and annual bonus; all of his unvested stock options, restricted stock and restricted stock units will vest immediately; and his medical benefits and certain other benefits will generally be continued until December 31, 2006. U.S. Bancorp also will reimburse Mr. Grundhofer for any excise taxes that he may incur as a result of these payments and any income and excise taxes on the excise tax reimbursement payments. If the termination occurs on or after a change in control of U.S. Bancorp, he also will receive an additional three years of service credit for purposes of computing his retirement benefits under our non-qualified retirement plan. The terms “cause,” “good reason” and “change in control” are defined in the employment agreement.

      Employment Agreement with Edward Grzedzinski. In connection with our acquisition of NOVA Corporation in July 2001, we entered into an employment agreement with Mr. Grzedzinski, under which he agreed to serve as Chairman, President and Chief Executive Officer of our wholly owned subsidiary NOVA Information Systems, Inc., and as a Vice Chairman of U.S. Bancorp. The agreement provides for a five-year employment period beginning on July 24, 2001, the effective date of the acquisition, subject to earlier termination or automatic renewal pursuant to the terms of the agreement. Under the agreement, Mr. Grzedzinski is entitled to receive an annual base salary equal to his base salary established by the NOVA Corporation Board of Directors prior to the completion of the NOVA acquisition ($605,000), subject to increases as may be deemed appropriate by U.S. Bancorp’s chief executive officer. The agreement also entitles Mr. Grzedzinski to an annual bonus based on specific net income and other financial and non-financial objectives. Under the terms of the agreement, Mr. Grzedzinski also received (a) a one-time lump-sum settlement payment of $2,880,000 in consideration of his waiver of rights to receive other cash payments and benefits payable to him under his NOVA Corporation employment agreement as a result of our acquisition of NOVA, (b) a cash payment of $5,700,000 in exchange for the cancellation of a portion of his NOVA Corporation stock options outstanding as of July 24, 2001, which payment represented the excess of the fair market value of the underlying NOVA common stock over the option exercise price, and (c) excise tax and gross-up payments of $2,567,899 related to the payments received by Mr. Grzedzinski in connection with the acquisition. Upon completion of the acquisition, Mr. Grzedzinski was granted a stock option to acquire 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the effective date of the acquisition (July 24, 2001). The stock option vests in four equal, annual installments beginning one year after the effective date of the acquisition, subject to earlier vesting upon a change in control of U.S. Bancorp and certain terminations of Mr. Grzedzinski’s employment, including his death or disability. The agreement also contains non-competition, non-solicitation and confidentiality provisions that apply to Mr. Grzedzinski while employed and during specified periods after his employment terminates.

      If U.S. Bancorp does not renew Mr. Grzedzinski’s employment agreement or terminates his employment at any time without cause, or if Mr. Grzedzinski terminates his employment agreement for good reason or it terminates as a result of his death or disability, or upon termination or expiration of his employment agreement for any reason within three years after a change in control of U.S. Bancorp, Mr. Grzedzinski will receive a cash payment equal to three times his annual compensation; all of his non-vested stock options, restricted stock and other similar rights will vest immediately; and his medical benefits and certain other benefits will be continued until the earlier of three years after the termination date, his acceptance of employment with another employer, or his otherwise obtaining coverage. In the event his employment is terminated by U.S. Bancorp without cause or his agreement terminates or expires within three years following a change in control, U.S. Bancorp also will reimburse Mr. Grzedzinski for any excise taxes that he may incur as a result of these payments and any income and excise taxes on the excise tax reimbursement payments. If, after the second anniversary of the effective date of our acquisition of NOVA Corporation, Mr. Grzedzinski’s employment is terminated by U.S. Bancorp for cause or by Mr. Grzedzinski without good reason, or Mr. Grzedzinski does not renew the agreement, then Mr. Grzedzinski will receive a cash payment in an amount equal to the greater of his base salary in effect on the termination date or the greatest base salary in effect during the calendar year immediately prior to the calendar year in which the termination date occurs. The terms “cause,” “good reason” and “change in control” are defined in Mr. Grzedzinski’s employment agreement.

      Change-in-Control Agreements. The change-in-control agreements with Messrs. Davis, Moffett and Chenevich provide that if the officer is terminated within 24 months after a change in control of U.S. Bancorp other than for cause or disability, or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer’s prorated base salary through the date of termination plus the prorated amount of any bonus or incentive for the year in which the termination occurs, based on the target bonus for the officer for that year, and (b) a severance payment equal to three times the sum of the officer’s highest base salary, on an annualized basis, paid by U.S. Bancorp during the prior five years plus the highest bonus earned by the executive with respect to any single year during the prior five years. We also will pay any excise taxes the officer may incur as a result of these payments and any income and excise taxes on the excise tax payments, and we will continue to provide the officer medical benefits and certain other benefits during the severance period. The terms “cause,” “good reason” and “change in control” are defined in the agreements.

      Deferred Compensation Plan. Under the U.S. Bancorp Deferred Compensation Plan, members of our senior management, including all of our executive officers, may choose to defer all or a part of their cash compensation and all or a part of the profit amount associated with their U.S. Bancorp stock options. Messrs. Grundhofer, Davis, Moffett and Grzedzinski all have deferred amounts under the plan. The minimum amount that can be deferred in any calendar year is $1,000. Cash compensation that is deferred will be deemed to be invested in any of the following investment alternatives selected by the participant:

•	shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

•	one of several mutual funds.

      Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the executive officer until his retirement or earlier termination of employment. At that time, the participant will receive payment of the amounts credited to his account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. Deferred stock option gains must be paid in shares of common stock. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

Summary Compensation Table

      The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our chief executive officer and each of our four other most highly compensated executive officers during fiscal year 2003. Also included is a former executive officer who left U.S. Bancorp on December 31, 2003, in connection with the spin-off of our Piper Jaffray Companies subsidiary to our shareholders on that date.

Summary Compensation Table

								Long-Term Compensation
	Annual Compensation
								Restricted		Securities
						Other Annual		Stock		Underlying		All Other
Name and						Compensation		Awards		Options		Compensation
Principal Position	Year	Salary ($)(1)		Bonus ($)		($)(2)		($)(3)		(#)(4)		($)

Jerry A. Grundhofer	2003	1,000,038		2,625,000		61,523	(5)	0		1,232,000		17,763	(6)
Chairman, President and	2002	1,000,038		1,500,000		67,144	(5)	5,023,980	(7)	678,583		14,459
Chief Executive Officer	2001	975,037		0		66,548	(5)	6,170,507	(8)	1,006,800		45,581
Richard K. Davis	2003	500,019		800,000		—		0		286,900		28,018	(9)
Vice Chairman	2002	475,018		500,000		—		579,690	(10)	235,591		18,146
	2001	450,017		0		—		1,004,610	(11)	261,768		5,604
David M. Moffett	2003	500,019		750,000		—		0		260,000		10,622	(12)
Vice Chairman and	2002	475,018		500,000		—		579,690	(10)	235,591		14,788
Chief Financial Officer	2001	450,017		0		—		1,004,610	(11)	261,768		16,648
Edward Grzedzinski	2003	605,023		570,000		—		0		221,900		0
Vice Chairman	2002	605,023		425,000		—		450,870	(10)	185,251		1,313
	2001	261,173	(13)	132,330	(13)	—		828,802	(11)	719,862	(14)	11,315,570	(15)
William L. Chenevich	2003	450,017		550,000		—		648,600	(16)	167,800		8,000	(17)
Vice Chairman	2002	425,016		450,000		—		493,810	(10)	206,394		16,661
	2001	400,015		0		—		1,004,610	(11)	261,768		718,707
Andrew S. Duff(18)	2003	379,700		2,266,250	(19)	—		632,765	(19)	0		4,567,366	(20)
Vice Chairman	2002	378,200		225,000		—		0		0		3,680
	2001	375,000		275,000	(21)	558		1,004,610	(11)	171,156		0

(1)	Includes amounts deferred at the direction of the executive officer, if applicable, pursuant to the U.S. Bancorp 401(k) Savings Plan and the U.S. Bancorp Deferred Compensation Plan.

(2)	Perquisites totaling less than the smaller of $50,000 or 10% of the total salary and bonus for any of the executive officers have been omitted.

(3)	The value of each executive officer’s restricted stock or restricted stock units included in this column (other than Mr. Duff’s grant of restricted stock of Piper Jaffray Companies for 2003 performance) is determined by multiplying the closing market price of our common stock on the respective dates of grant of the awards by the number of shares or units awarded. The named executive officers held shares of restricted stock or restricted stock units as of December 31, 2003, with market values as of that date (calculated by multiplying the closing market price of our common stock on that date by the total number of restricted shares or units held by each officer) as follows: Mr. Grundhofer, 572,878 units valued at $16,819,698; Mr. Davis, 52,654 shares valued at $1,545,921; Mr. Moffett, 52,654 shares valued at $1,545,921; Mr. Grzedzinski, 42,164 shares valued at $1,237,935; and Mr. Chenevich, 66,281 shares valued at $1,946,010. On December 31, 2003, Mr. Duff held 71,394 shares valued at $2,096,128, which were forfeited on that date upon the termination of Mr. Duff’s employment with U.S. Bancorp in connection with the spin-off of Piper Jaffray Companies. Mr. Grundhofer is entitled to receive additional restricted stock units having a fair market value equal to the amount of dividends that would be received if awarded restricted stock instead of restricted stock units, which vest on the same basis as the restricted stock units granted in the underlying award. Messrs. Davis, Moffett, Grzedzinski and Chenevich have the right to receive dividends on the shares of restricted stock held by them.

(4)	Stock options reported in fiscal year 2003 were granted on January 20, 2004. The numbers of stock options awarded in fiscal years 2002 and 2001 have been adjusted to maintain their economic value in connection with the special stock dividend paid to effect the distribution of Piper Jaffray Companies by multiplying the number of shares under option by 1.0068 while the exercise price was divided by the same factor.

(5)	Includes (a) travel expenses of $34,753 in 2003, $38,142 in 2002, and $34,562 in 2001; (b) tax reimbursement payments of $9,071 in 2003, 2002 and 2001; and (c) financial planning expenses of $13,610 in 2003, $18,676 in 2002, and $22,825 in 2001.

(6)	Includes (a) an $8,000 matching contribution by U.S. Bancorp to Mr. Grundhofer’s account in the U.S. Bancorp 401(k) Savings Plan; and (b) $9,763 related to the estimated economic value of split-dollar life insurance premiums paid by U.S. Bancorp for his benefit.

(7)	Mr. Grundhofer was granted 234,000 restricted stock units on December 17, 2002. The grant vests four years from the date of grant unless U.S. Bancorp’s total shareholder return (TSR) for all of the first three years following the grant date is at or above the median TSR of the regional banks and financial services companies in the U.S. Bancorp peer group, in which case vesting accelerates to February 1, 2006. The restricted stock units are distributable in an equivalent number of shares of our common stock. The shares will be distributed in two equal installments on the first and second anniversary of the later of Mr. Grundhofer’s attaining the age of 62 or his retirement. Mr. Grundhofer also is entitled to receive, on each of U.S. Bancorp’s dividend payment dates, additional restricted stock units having a fair market value equal to the amount of the dividends he would have received had he been awarded restricted stock rather than restricted stock units. These additional restricted stock units vest on the same basis as the restricted stock units granted in the underlying award.

(8)	Mr. Grundhofer was granted 300,268 restricted stock units on January 2, 2002, having a value of $5,600,000, pursuant to the terms of his employment agreement. The number of restricted stock units awarded was determined by dividing $5,600,000 by $18.65, the average New York Stock Exchange closing price of our common stock during the 60-trading-day period ending on December 31, 2001. The amount stated in the table is the value on the date of grant. The award will vest in full on December 31, 2006, and vested shares will be delivered by U.S. Bancorp to Mr. Grundhofer on January 15 of the calendar year following the calendar year in which his employment with U.S. Bancorp and all affiliates terminates or sooner, if deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Grundhofer also is entitled to receive, on each of U.S. Bancorp’s dividend payment dates, additional restricted stock units having a fair market value equal to the amount of the dividends he would have received had he been awarded restricted stock rather than restricted stock units. These additional restricted stock units vest on the same basis as the restricted stock units granted in the underlying award.

(9)	Includes (a) an $8,000 matching contribution by U.S. Bancorp to Mr. Davis’s account in the U.S. Bancorp 401(k) Savings Plan; (b) $2,131 related to the estimated economic value of split-dollar life insurance premiums paid by U.S. Bancorp for his benefit; and (c) $17,887 in moving expenses.

(10)	On December 17, 2002, Mr. Davis was granted 27,000 shares of restricted stock, Mr. Moffett was granted 27,000 shares of restricted stock, Mr. Grzedzinski was granted 21,000 shares of restricted stock, and Mr. Chenevich was granted 23,000 shares of restricted stock. All grants vest five years from the date of grant unless U.S. Bancorp’s TSR for all of the first three years following the grant date is at or above the median TSR of the regional banks and financial services companies in the U.S. Bancorp peer group, in which case vesting accelerates to February 1, 2006.

(11)	Each of Messrs. Davis, Moffett and Chenevich was granted 51,308 shares of restricted stock on December 18, 2001, of which 25,654 shares vested two years after the date of grant, 12,827 shares vest three years after the date of grant, and 12,827 shares vest four years after the date of grant. Mr. Duff was also granted 51,308 shares of restricted stock on December 18, 2001, of which 25,654 shares vested on December 18, 2003, and the remainder were forfeited upon the termination of Mr. Duff’s employment with U.S. Bancorp in connection with the spin-off of Piper Jaffray Companies. The number of shares awarded to each of Messrs. Davis, Moffett, Chenevich and Duff was determined by dividing $1,000,000 by $19.49, the average closing price of our common stock for the 10 consecutive trading days ended December 17, 2001. Mr. Grzedzinski was granted 42,329 shares of restricted stock on December 18, 2001, of which 21,164 shares vested two years after the date of grant, 10,582 shares vest three years after the date of grant, and 10,583 shares vest four years after the date of grant. The number of shares awarded to Mr. Grzedzinski was determined by dividing $825,000 by $19.49.

(12)	Includes (a) an $8,000 matching contribution by U.S. Bancorp to Mr. Moffett’s account in the U.S. Bancorp 401(k) Savings Plan; and (b) $2,622 related to the estimated economic value of split-dollar life insurance premiums paid by U.S. Bancorp for his benefit.

(13)	Represents salary and bonus for partial year from July 24, 2001, when Mr. Grzedzinski became a U.S. Bancorp employee.

(14)	Includes a stock option to acquire 503,400 shares of our common stock granted to Mr. Grzedzinski upon completion of our acquisition of NOVA Corporation, as described above under “Employment and Change-in-Control Agreements.”

(15)	Includes payments to Mr. Grzedzinski related to our acquisition of NOVA Corporation, as described above under “Employment and Change-in-Control Agreements,” and a $167,671 cash payment required under Mr. Grzedzinski’s employment agreement based on the operating results of NOVA Corporation prior to our acquisition of NOVA Corporation.

(16)	Mr. Chenevich was granted 23,000 shares of restricted stock on January 20, 2004. This grant vests five years from the date of grant unless U.S. Bancorp’s TSR for all of the first three years following the grant date is at or above the median TSR of the regional banks and financial services companies in the U.S. Bancorp peer group, in which case vesting accelerates to February 1, 2007.

(17)	Includes an $8,000 matching contribution by U.S. Bancorp to Mr. Chenevich’s account in the U.S. Bancorp 401(k) Savings Plan.

(18)	Mr. Duff’s employment with U.S. Bancorp was terminated on December 31, 2003, upon the spin-off of our Piper Jaffray Companies subsidiary, of which Mr. Duff is the chairman and chief executive officer.

(19)	Mr. Duff’s 2003 bonus was determined by the compensation committee of Piper Jaffray Companies after the company had been spun off and was operating independently of U.S. Bancorp, and consists of (a) a cash bonus of $1,766,250 and (b) a discretionary cash award of $500,000 granted in connection with the spin-off which will be paid in four equal installments on March 31, 2004, 2005, 2006 and 2007 so long as Mr. Duff remains employed by Piper Jaffray on each payment date. The award of restricted stock was granted on February 12, 2004, and will vest on February 12, 2007. The number of shares awarded was determined by dividing $588,750 by $47.50, the average closing price of Piper Jaffray Companies common stock for the five consecutive trading days ended February 11, 2004. The value of the award reported in the table was determined by multiplying the closing sales price of one share of Piper Jaffray common stock on the date of grant by the number of shares awarded. Mr. Duff has the right to receive dividends on and to vote the shares of Piper Jaffray restricted stock he holds.

(20)	Consists of (a) a $4,567,096 cash award granted in February 2004 by the compensation committee of Piper Jaffray Companies replacing value lost as a result of the expiration and forfeiture of U.S. Bancorp stock options and restricted stock in connection with the spin-off from U.S. Bancorp; and (b) $270 in life insurance allowance. Fifty percent of the cash award is payable on March 31, 2004, and the remainder of the award will be paid in four equal installments on March 31, 2005, 2006, 2007 and 2008 so long as Mr. Duff remains employed by Piper Jaffray on each payment date. Mr. Duff’s compensation for 2003 also will include a profit-sharing contribution of no more than $10,000 made by Piper Jaffray to Mr. Duff’s account in the Piper Jaffray Companies Retirement Plan. The exact amount of the profit-sharing contribution is not currently determinable.

(21)	Paid pursuant to an employment agreement that expired on April 30, 2001.

Option Grants in Last Fiscal Year

      We provide a substantial portion of long-term incentive compensation to our executive officers in the form of stock options. The following table provides information on the stock options granted in January 2004 relating to fiscal 2003 performance to the executive officers named above in the Summary Compensation Table. During fiscal 2003, we significantly revised the structure of our long term incentive compensation to include restricted stock grants and long term cash incentive awards. As a result, both the number of option shares granted and the number of participants were significantly reduced compared to prior years. The number of participants in 2003 was approximately 930, compared to approximately 5,300 in 2002. The number of stock options granted as part of the annual long term incentive awards was approximately 7.75 million shares in 2003, compared to 24.15 million shares in 2002.

Option Grants in Last Fiscal Year

	Number of		% of Total
	Securities		Options
	Underlying		Granted to	Exercise		Grant Date
	Options		Employees in	Price	Expiration	Present
	Granted (#)(1)		Fiscal Year	($/Share)	Date	Value ($)(2)

Jerry A. Grundhofer	1,232,000	(3)	13.2	28.5000	01/20/14	10,964,800
Richard K. Davis	286,900	(4)	3.1	28.5000	01/20/14	2,553,410
David M. Moffett	260,000	(4)	2.8	28.5000	01/20/14	2,314,000
Edward Grzedzinski	221,900	(4)	2.4	28.5000	01/20/14	1,974,910
William L. Chenevich	167,800	(3)	1.8	28.5000	01/20/14	1,493,420
Andrew S. Duff	0		0.0	—	—	0

(1)	These options were granted on January 20, 2004 for 2003 performance.

(2)	The Black-Scholes option pricing model was used to estimate the grant date value of the options in this table. Use of this model should not be construed as an endorsement of the accuracy of this model. All stock option pricing models require predictions about the future movement of the stock price. The assumptions used to develop the grant date valuations for Messrs. Grundhofer and Chenevich were: risk free rate of return of 3.6%, dividend rate of 3.5%, volatility rate of 40%, quarterly reinvestment of dividends, and an average term of six and one half years. The assumptions used to develop the grant date valuations for Messrs. Davis, Moffett and Grzedzinski were: risk-free rate of return of 3.5%, dividend rate of 3.5%, volatility rate of 41%, quarterly reinvestment of dividends, and an average term of six years. No adjustments have been made for non-transferability or risk of forfeiture. The real value of the options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised.

(3)	These options vest entirely in five years, with the possibility of acceleration based on total shareholder return (TSR). If the TSR in any one year exceeds the median TSR of U.S. Bancorp’s peer group, then 25% of the total of the stock options vests on February 1st of the following year.

(4)	These options vest at 25% per year on the anniversary of the grant date.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values

      The following table summarizes information with respect to stock option exercises by the executive officers named in the Summary Compensation Table above during fiscal year 2003 and the value of stock options held by these officers at the end of fiscal year 2003.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
	Shares		Underlying Unexercised			Value of Unexercised
	Acquired		Options at			In-the-Money Options at
	on	Value	Fiscal Year-End (#)(2)			Fiscal Year-End ($)(3)
	Exercise	Realized
	(#)	($)(1)	Exercisable		Unexercisable	Exercisable	Unexercisable

Jerry A. Grundhofer	768,000	13,078,811	5,557,300		1,451,302	73,668,476	12,608,510
Richard K. Davis	0	0	1,501,368		801,916	17,533,014	4,113,919
David M. Moffett	220,000	3,341,855	1,276,119		801,916	12,622,455	4,113,919
Edward Grzedzinski	0	0	359,931		545,182	2,980,344	4,437,567
William L. Chenevich	65,000	379,509	644,352		412,788	3,342,981	3,556,806
Andrew S. Duff	25,057	394,044	650,017	(4)	0	3,890,808	0

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

(2)	The number of shares underlying unexercised options has been adjusted to maintain their economic value in connection with the special stock dividend paid on December 31, 2003, to effect the spin-off of Piper Jaffray Companies. Does not include shares underlying options granted on January 20, 2004, in respect of 2003 performance.

(3)	Value determined by subtracting the exercise price per share from $29.36, the per share value of our common stock on the last day of fiscal year 2003, as adjusted to account for the spin-off of Piper Jaffray Companies on that date.

(4)	Does not include 85,578 shares underlying options that expired on December 31, 2003, upon the termination of Mr. Duff’s employment with U.S. Bancorp in connection with the spin-off of Piper Jaffray Companies on that date.

Defined Benefit Pension Plans

      Compensation in the form of payments from our non-contributory defined benefit pension plans is not reflected in the compensation tables above. Effective January 1, 2002, we established a new non-contributory defined benefit plan, which we call the “U.S. Bancorp Pension Plan,” created through the merger of the former U.S. Bancorp’s career average pay defined benefit plan, known as the “Cash Balance Pension Plan,” which also contained final average pay components, and the former Firstar Corporation’s non-contributory defined benefit plan, which contained both career average pay and final average pay components. Under the new plan, benefits are calculated using a final average pay formula, based upon the employee’s years of service and average salary during the five consecutive years of service in which compensation was the highest during the 10 years prior to retirement, with a normal retirement age of 65. Substantially all employees are eligible to receive benefits under the U.S. Bancorp Pension Plan. Participation requires one year of service with U.S. Bancorp or its affiliates, and vesting of benefits under the plan requires five years of service.

      Although no new benefits will be accrued under the Cash Balance Pension Plan and the former Firstar Corporation’s plan for service after 2001, benefits previously earned under those plans have been preserved and will be part of a retiree’s total retirement benefit. In order to preserve the relative value of benefits that use the final average pay formula, subsequent changes in compensation (but not in service)

may increase the amount of those benefits. Mr. Duff earned benefits under the Cash Balance Pension Plan only through December 31, 2001, because Piper Jaffray Companies’ predecessor withdrew as a participating employer under that plan during 2002. Mr. Duff’s vested benefit under this plan as of December 31, 2003, as a lump sum, is $31,981 and is payable to Mr. Duff upon his completion of a request for a distribution.

      The following table indicates estimated annual benefits payable under the U.S. Bancorp Pension Plan upon a participant’s retirement, based on specified compensation and years of service, and assuming that all of a participant’s service to U.S. Bancorp is under the U.S. Bancorp Pension Plan and includes no service under the former plans.

Estimated Annual Retirement Benefits—U.S. Bancorp Pension Plan

	Years of Service
Five-Year
Average Annual
Compensation	10	15	20	25	30	35

$125,000	$13,725	$20,588	$27,450	$34,313	$41,175	$48,038
150,000	16,875	25,313	33,750	42,188	50,625	59,063
175,000	20,025	30,038	40,050	50,063	60,075	70,088
200,000	23,175	34,763	46,350	57,938	69,525	81,113
225,000	26,325	39,488	52,650	65,813	78,975	92,138
250,000	29,475	44,213	58,950	73,688	88,425	103,163
300,000	35,775	53,663	71,550	89,438	107,325	125,213
400,000	48,375	72,563	96,750	120,938	145,125	169,313
600,000	73,575	110,363	147,150	183,938	220,725	257,513
800,000	98,775	148,163	197,550	246,938	296,325	345,713
1,000,000	123,975	185,963	247,950	309,938	371,925	433,913
1,400,000	174,375	261,563	348,750	435,938	523,125	610,313
1,800,000	224,775	337,163	449,550	561,938	674,325	786,713
2,200,000	275,175	412,763	550,350	687,938	825,525	963,113
2,500,000	312,975	469,463	625,950	782,438	938,925	1,095,413
2,800,000	350,775	526,163	701,550	876,938	1,052,325	1,227,713
3,000,000	375,975	563,963	751,950	939,938	1,127,925	1,315,913

      The benefits indicated on this table were estimated using the five-year average compensation amount shown above. For purposes of this table, annual compensation includes a participant’s total cash compensation, and the benefits are computed as a single life annuity with 120 guaranteed monthly payments. The estimated benefits in the shaded area do not reflect the $205,000 federal compensation limit for non-contributory defined benefit plans or the $165,000 federal limit on annual benefits. As discussed below, benefits related to compensation above these limits will be earned under our non-qualified retirement plan. The actual benefits payable under the U.S. Bancorp Pension Plan will take these limits into account and will be adjusted accordingly. One part of the formula for calculating benefits under the U.S. Bancorp Pension Plan is integrated with Social Security benefits. As of December 31, 2003, Mr. Grzedzinski had two years of credited service under the U.S. Bancorp Pension Plan.

      Messrs. Grundhofer, Davis, Moffett and Chenevich earned benefits under the former Firstar Corporation’s plan that will be included in their ultimate retirement benefits. The combined benefits payable under these prior plans and the new U.S. Bancorp Pension Plan can be reasonably estimated for these individuals by combining their credited service under the prior plans with their credited service under the U.S. Bancorp Pension Plan and applying the table as if all benefits were earned under the U.S. Bancorp Pension Plan. For purposes of computing total, combined retirement benefits, as of

December 31, 2003, Mr. Grundhofer had eleven years of credited service; Mr. Davis, ten years; Mr. Moffett, ten years; and Mr. Chenevich, five years.

Non-Qualified Retirement Plan

      Federal laws limit the amount of compensation we may consider when determining benefits payable under qualified defined benefit pension plans. We also maintain a non-contributory, non-qualified retirement plan that pays the additional pension benefits that would have been payable under our current and prior qualified defined benefit pension plans if the federal limits were not in effect, which are also known as “excess benefits.” Amounts payable under our non-qualified retirement plan due to legislated limits on benefits and compensation are included in the table above. Mr. Duff’s lump sum excess benefit of $352,331 accrued under this plan was assumed by Piper Jaffray Companies in connection with the spin-off and, accordingly, will be paid by Piper Jaffray Companies when he retires or terminates employment with that company.

      Some of our executive officers, including Messrs. Grundhofer, Davis, Moffett, Grzedzinski and Chenevich, are eligible for an additional benefit that augments benefits under the U.S. Bancorp Pension Plan, the non-qualified retirement plan and certain other prior employer plans. The additional benefit ensures that eligible executives receive upon retirement a guaranteed total retirement benefit based on a percentage of the executive’s final average compensation. For purposes of this additional benefit, final average compensation includes annual base salary, annual bonuses and other compensation awards as determined by the Compensation Committee. Eligibility for these additional benefits is determined by the Compensation Committee based on individual performance and level of responsibility. Each of Messrs. Grundhofer, Davis and Moffett is eligible for an amount of total retirement benefits at age 62 equal to 60% of his final average compensation, Mr. Grzedzinski is eligible for an amount of total retirement benefits at age 62 equal to 55% of his final average compensation, and Mr. Chenevich is eligible for an amount of total retirement benefits at age 65 equal to 55% of his final average compensation.

      The Compensation Committee has determined that the $5.6 million value of the restricted stock units granted to Mr. Grundhofer under his employment agreement will be included as eligible earnings in the calculation of his final average compensation at the time the restricted stock units vest. This benefit was granted under his employment agreement by the Compensation Committee as partial consideration for the non-competition and other restrictive covenants contained in the agreement and to provide long-term compensation and retention incentives. The amount representing his annual bonus that will be included in his final average compensation will be the average during the five-year period of 175% of his annual base salary, without regard to the amount of actual bonus earned. If Mr. Grundhofer’s employment with U.S. Bancorp terminates prior to December 31, 2006, for any reason other than death, disability, a termination by U.S. Bancorp without “cause” (as defined in the agreement), or a termination by him for “good reason” (as defined in the agreement), then the amount representing his annual bonus will be the average during the applicable five-year period of 175% of his annual base salary per year for the calendar years commencing with 2002 through the date of his termination, and 100% of his annual base salary per year for years prior to 2002. His employment agreement provides for the granting of past employer service credit for vesting purposes, but not for determining benefits, under our non-qualified retirement plan. Based on these past employer service credits, Mr. Grundhofer’s interests in the non-qualified retirement plan are fully vested.

      The additional benefits paid to executive officers are reduced by the amount of the benefits payable under our qualified defined benefit pension plans and the replacement benefits payable under our non-qualified retirement plan. For the executive officers that are eligible for a 60% additional retirement benefit, the amount of additional benefits payable can be estimated using the following table, and for executive officers who are eligible for a 55% additional retirement benefit, the amount of additional benefits payable can be estimated at 89% of the amounts in the following table.

Estimated Annual Retirement Benefits—Additional Benefits

Five-Year	Years of Service
Average Annual
Compensation	10	15	20	25	30	35

$125,000	$61,275	$54,413	$47,550	$40,688	$33,825	$26,963
150,000	73,125	64,688	56,250	47,813	39,375	30,938
175,000	84,975	74,963	64,950	54,938	44,925	34,913
200,000	96,825	85,238	73,650	62,063	50,475	38,888
225,000	108,675	95,513	82,350	69,188	56,025	42,863
250,000	120,525	105,788	91,050	76,313	61,575	46,838
300,000	144,225	126,338	108,450	90,563	72,675	54,788
400,000	191,625	167,438	143,250	119,063	94,875	70,688
600,000	286,425	249,638	212,850	176,063	139,275	102,488
800,000	381,225	331,838	282,450	233,063	183,675	134,288
1,000,000	476,025	414,038	352,050	290,063	228,075	166,088
1,400,000	665,625	578,438	491,250	404,063	316,875	229,688
1,800,000	855,225	742,838	630,450	518,063	405,675	293,288
2,200,000	1,044,825	907,238	769,650	632,063	494,475	356,888
2,500,000	1,187,025	1,030,538	874,050	717,563	561,075	404,588
2,800,000	1,329,225	1,153,838	978,450	803,063	627,675	452,288
3,000,000	1,424,025	1,236,038	1,048,050	860,063	672,075	484,088

      The additional benefits will be calculated as an annuity commencing at age 62 or age 65, as applicable. The amounts in the table assume that the annuity is taken as a single life annuity with 120 guaranteed monthly payments, offset by the benefits payable under our qualified defined benefit pension plans and the replacement benefits payable under our non-qualified retirement plan, which amounts are included in the U.S. Bancorp Pension Plan table above. The additional benefits also are subject to offsets for certain benefits provided by former employers.

STOCK PERFORMANCE CHART

      The following chart compares the cumulative total shareholder return on our common stock during the five years ended December 31, 2003, with the cumulative total return on the Standard & Poor’s 500 Commercial Bank Index and the Standard & Poor’s 500 Index. The comparison assumes $100 was invested on December 31, 1998 in U.S. Bancorp common stock and in each of the foregoing indices and assumes the reinvestment of all dividends.

Total Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

      During fiscal year 2003, the following individuals served as members of our Compensation Committee: Linda L. Ahlers, Arthur D. Collins, Jr., Peter H. Coors, Jerry W. Levin, Frank Lyon, Jr., David B. O’Maley, Thomas E. Petry, Patrick T. Stokes and John J. Stollenwerk. None of these individuals, including those currently serving on the Compensation Committee, has ever served as an officer or employee of U.S. Bancorp or any of our subsidiaries. Certain transactions between U.S. Bancorp and Mr. O’Maley and Mr. Collins are disclosed below under the caption “Loans to Directors and Executive Officers.”

Loans to Directors and Executive Officers

      During fiscal year 2003, U.S. Bancorp had outstanding loans with two of our directors. The loans were used by the directors to invest in the U.S. Bancorp Piper Jaffray ECM Fund II. The terms of the loans require annual interest payments, commencing December 31, 2002, on the principal balance outstanding from time to time at an annual rate of 2.25 basis points over one-month LIBOR, with maturity at December 31, 2008. The following table lists the outstanding balances of these ECM Fund loans:

	Largest aggregate
	amount of loan	Amount
	outstanding at any	outstanding as of
	time during 2003	January 31, 2004

Arthur D. Collins, Jr.	$184,591	0
David B. O’Maley	$55,377	$20,543

      We also are contractually obligated to pay the premiums on split-dollar life insurance policies for some of our executive officers. The premiums paid by us for certain of these policies have been treated as loans to the executive officers and collateralized by the underlying cash surrender value and death benefit of the policies. Amounts for the executive officers whose premium payments have been treated as loans by us to the officers are summarized in the table below:

	Largest aggregate
	amount of loan	Amount
	outstanding at any	outstanding as of
	time during 2003	January 31, 2004

William L. Chenevich	$229,387	0
Jerry A. Grundhofer	$89,884	0
Joseph E. Hasten	$251,822	0

      Other than as permitted under the Sarbanes-Oxley Act of 2002, no new loans will be entered into with our executive officers or directors, and the terms of existing loans will not be modified or amended.

Other Transactions

      During 2003, U.S. Bancorp and our banking and investment subsidiaries engaged in transactions in the ordinary course of business with some of our directors and the entities with which they are associated. All loans, loan commitments and sales of notes and other banking services in connection with these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. United Medical Resources, Inc., of which Victoria Buyniski Gluckman is Chairman, President, Chief Executive Officer and 100% shareholder, serves as a third-party administrator for U.S. Bancorp’s dental benefits plan. During fiscal year 2003, U.S. Bancorp paid $179,359 to United Medical in connection with its services. This transaction was conducted at arms’ length in the ordinary course of business.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

      The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of U.S. Bancorp, compliance by U.S. Bancorp with legal and regulatory requirements, and the independence and performance of U.S. Bancorp’s internal and external auditors.

      The consolidated financial statements of U.S. Bancorp for the year ended December 31, 2003, were audited by Ernst & Young LLP, independent auditors for U.S. Bancorp.

      As part of its activities, the Committee has:

1.	Reviewed and discussed with management the audited financial statements of U.S. Bancorp;

2.	Discussed with the independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees);

3.	Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4.	Discussed with the independent auditors their independence.

      Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of U.S. Bancorp for the year ended December 31, 2003, be included in U.S. Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of U.S. Bancorp

Warren R. Staley, Chair	Delbert W. Johnson	Craig D. Schnuck
Linda L. Ahlers	Thomas E. Petry	John J. Stollenwerk
Victoria Buyniski Gluckman	Richard G. Reiten

Audit Fees

      As described below under “Proposal 2—Ratification of Selection of Auditors,” at the end of 2002 U.S. Bancorp determined to segregate the internal and external auditing functions that had been performed for us by PricewaterhouseCoopers LLP. The Audit Committee determined to have PricewaterhouseCoopers continue to provide internal auditing services for U.S. Bancorp and to engage Ernst & Young LLP as our external auditors for fiscal 2003.

      The aggregate fees billed to us by Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10-K for 2003, reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q for fiscal year 2003, and audits of financial statements of our subsidiaries required by regulation for the fiscal year ended December 31, 2003, were $2.8 million. Of that amount, $0.8 million related to internal control attestation procedures required by regulators, comfort letters, consents and assistance provided with our regulatory filings.

      The aggregate fees billed to us by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10-K for 2002, for reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q for fiscal year 2002, and audits of financial statements of our subsidiaries required by regulation for the fiscal year ended December 31, 2002, were $2.2 million. Of that amount, $0.1 million related to comfort letters, consents and assistance provided with our regulatory filings.

Audit-Related Fees

      The aggregate fees billed for audit-related services provided to us by Ernst & Young LLP during 2003 and by PricewaterhouseCoopers LLP during 2002 were $1.0 million and $7.2 million, respectively. Such fees represent services including audits of pension and other employee benefit plan financial statements, audits of the financial statements of certain of our subsidiaries and affiliated entities, and reviews of internal controls not related to the audit of our consolidated financial statements. For 2002, these services included internal audit services then provided by our independent auditors.

Tax Fees

      The aggregate fees billed for tax compliance, including the preparation of and assistance with federal, state and local income tax returns, sales and use filings, foreign and other tax compliance, provided to us by Ernst & Young LLP during 2003 and by PricewaterhouseCoopers LLP during 2002 were $5.1 million and $0.2 million, respectively. The aggregate fees billed for tax planning and other tax services provided to us by Ernst & Young LLP during 2003 and by PricewaterhouseCoopers LLP during 2002 were $2.0 million and $0.2 million, respectively. These amounts reflect the fact that Ernst & Young LLP was engaged by the Audit Committee as the primary provider of tax services for U.S. Bancorp for both 2003 and 2002.

All Other Fees

      The aggregate fees billed for all other services provided to us by Ernst & Young LLP during 2003 and by PricewaterhouseCoopers LLP during 2002 were $0.4 million and $1.0 million, respectively. These amounts were for professional services provided primarily in connection with acquisition integration activities.

Administration of Engagement of Independent Auditors

      The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy for pre-approving the services provided by our independent auditors in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent auditors and an annual review of the financial plan for audit fees.

      To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent auditors and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditors during the year.

      As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Controller or Chief Risk Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditors.

      All of the services provided by the independent auditors in 2003, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITORS

      In response to the Sarbanes-Oxley Act of 2002, the Audit Committee determined on November 8, 2002, to segregate the internal and external auditing functions performed for us by PricewaterhouseCoopers LLP. On that date, the Audit Committee determined to dismiss PricewaterhouseCoopers LLP as our external auditors and appoint Ernst & Young LLP to become our external auditors following the filing of our 2002 Annual Report on Form 10-K during the first quarter of 2003. PricewaterhouseCoopers LLP completed the audit of our financial statements for the year ended December 31, 2002, and continues to provide internal audit services to us under the direction of our internal audit team. Ernst & Young LLP served as our external auditors for the fiscal year ended December 31, 2003. The Audit Committee has selected Ernst & Young LLP as our external auditors for the fiscal year ending December 31, 2004.

      No report of PricewaterhouseCoopers LLP on the financial statements of U.S. Bancorp for the fiscal year ended December 31, 2002 contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal year 2002, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such year. During fiscal year 2002, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

      During fiscal year 2002, we did not consult with Ernst & Young LLP on any items regarding the application of accounting principles, the type of audit opinion that might be rendered on our financial statements, or the subject matter of a disagreement or reportable event (as described in Regulation S-K Item 304(a)(2)).

      We reported the change in accountants on a Form 8-K filed on November 14, 2002. The Form 8-K contained a letter from PricewaterhouseCoopers LLP, addressed to the Securities and Exchange Commission, stating that it agreed with the statements concerning PricewaterhouseCoopers LLP in that Form 8-K.

      While we are not required to do so, U.S. Bancorp is submitting the selection of Ernst & Young LLP to serve as our external auditors for the fiscal year ending December 31, 2004 for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection.

      Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

      The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of U.S. Bancorp and our subsidiaries for the fiscal year ending December 31, 2004. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3—SHAREHOLDER PROPOSAL TO REPLACE OUR

CURRENT EXECUTIVE COMPENSATION SYSTEM

      The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal

      The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue N.W., Washington D.C. 20001, the owner of 32,300 shares of our common stock, has advised us that it plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of the United Brotherhood of Carpenters Pension Fund’s resolution and supporting statement is printed verbatim from its submission.

Resolved, that the shareholders of U.S. Bancorp (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

1. Salary. The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

2. Annual Bonus. The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

3. Long-Term Equity Compensation. Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

4. Severance. The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

5. Disclosure. Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

The Common sense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

The reasons given by the United Brotherhood of Carpenters Pension Fund for the resolution are as follows:

We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003—CEO’s Win, Workers and Taxpayers Lose.”)

We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. The Commonsense executive compensation principles seek to focus senior executives, not on quarterly performance numbers, but on long-term corporate value growth, which should benefit all the important constituents of the Company. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.

Board of Directors’ Recommendation

      All of the members of your Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal would be harmful to U.S. Bancorp and our shareholders for the following reasons:

      No matter how you label it, the so-called “common sense” executive compensation proposal makes no sense. By placing an arbitrary cap on compensation arrangements, the proposal would severely impair U.S. Bancorp’s ability to attract and retain the best senior management available. Without executive management of this caliber, U.S. Bancorp will have difficulty meeting its long-term corporate objectives designed to maximize shareholder value.

      To recruit and retain top candidates for senior executive positions, we compete with a number of highly respected financial services companies. None of these companies has implemented the kind of compensation restrictions contained in the shareholder proposal. Changing our senior executive compensation programs in the manner suggested by the proposal would make our compensation packages far less attractive than those offered by other companies competing for the same talent. Implementation of the proposal would place U.S. Bancorp at a significant competitive disadvantage by impeding our ability to recruit and retain the highest quality senior management. U.S. Bancorp outperformed most of its peers in 2003 in a number of key performance measures, in large part due to the efforts of the talented management team that we have been able to attract and retain.

      The supporting statement for the proposal asserts that the compensation paid to our senior executives is “excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents.” As noted above in the Report of the Compensation Committee, the salaries and bonuses of our executive officers are consistent with industry standards as determined from a peer group of regional bank holding companies and financial service companies. Our Board of Directors believes that all of our senior executive compensation programs are consistent with the practices of other large financial holding companies.

      The supporting statement states that “executive compensation should be designed to promote the creation of long-term corporate value.” We agree completely. Our long-standing policy is to link the compensation of executive officers with company and individual performance. The proposal would restrict U.S. Bancorp’s ability to reward significant accomplishments by our senior executives. Our Board of Directors believes that compensation of our senior executive officers should be driven by competitive market forces— not subjected to an arbitrary cap.

      The shareholder proposal states that the proposed compensation structure should be implemented “in a manner that does not violate any existing employment agreement or equity compensation plans.” Currently, some of our senior executive officers are compensated in a manner inconsistent with the limits being proposed. These compensation and severance arrangements are provided for under employment agreements with our senior executive officers. As a result, the shareholder proposal, by its own terms, would not apply to some existing compensation arrangements.

      The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

PROPOSAL 4— SHAREHOLDER PROPOSAL TO REQUIRE SHAREHOLDER APPROVAL OF

CERTAIN SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS

      The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal

      The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington D.C. 20006, the owner of 1,200 shares of our common stock, has advised us that it plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of the AFL-CIO Reserve Fund’s resolution and supporting statement is printed verbatim from its submission.

RESOLVED: The shareholders of U.S. Bancorp (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any extraordinary pension benefits for senior executives under the Company’s supplemental executive retirement plan (the “SERP”). The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “SERP” refers to any plan that supplements executives’ retirement pay with nonqualified benefits above compensation limits set by the Internal Revenue Code. “Extraordinary benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s qualified pension plan, or the accelerated vesting of pension benefits.

The reasons given by the AFL-CIO Reserve Fund for the resolution are as follows:

Supplemental executive retirement plans provide deferred compensation for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company provides certain executives with additional pension benefits not generally provided by the Company’s tax-qualified pension plan or its supplemental executive retirement plan. Chief Executive Officer Jerry Grundhofer, Vice Chairman Richard Davis, and Chief Financial Officer Davis [sic] Moffett are guaranteed a total retirement benefit at age 62 equal to 60 percent of final average compensation. Former Chairman John Grundhofer received a $2.92 million annual pension under his employment agreement.

Pursuant to his employment agreement, CEO Jerry Grundhofer is also entitled to preferential benefit formula not provided under the under the [sic] Company’s qualified pension plan or supplemental plan. Specifically, the Company will include his $5.6 million restricted stock award as eligible earnings in the calculation of his final average compensation. In addition, his final average compensation calculation will also include the higher of either his actual final average bonus, or a hypothetical bonus of 175 percent of his annual base salary.

We believe these extraordinary pension benefits are unnecessary given the high levels of executive compensation at our Company and that they will increase the cost of Company’s SERP to shareholders. To help ensure that the use of extraordinary pension benefits for senior executives is in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

A majority of U.S. Bancorp shareholders represented at the 2003 annual shareholder meeting cast votes to adopt this proposal that urges U.S. Bancorp to seek shareholder approval of executives’ extraordinary retirement benefits. The Council of Institutional Investors, a coalition of over 130 pension funds whose assets exceed $2 trillion, believes that Boards of Directors should take actions recommended in shareholder proposals that receive a majority of votes.

For these reasons, please vote FOR this proposal.

Board of Directors’ Recommendation

      All of the members of your Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal would be harmful to U.S. Bancorp and our shareholders for the following reasons:

      Our Board of Directors believes that implementing this proposal would not be in the best interest of our shareholders because it would reduce U.S. Bancorp’s ability to attract and retain key members of senior management. The proposal would require shareholder approval of certain kinds of retirement benefits provided to senior executives. Our Board of Directors believes that U.S. Bancorp needs to be able to provide these retirement benefits without shareholder approval in order to successfully compete for highly qualified senior executives.

      The Compensation Committee of our Board of Directors oversees our executive compensation program and approves all compensation arrangements with our executive officers. The Compensation Committee uses outside consultants to provide benchmarking information and independent advice on compensation arrangements. U.S. Bancorp’s compensation program is designed to attract and retain superior talent, which is necessary to achieve corporate objectives and increase shareholder value. Retirement benefits are a critical component of a senior executive’s overall compensation program, both at U.S. Bancorp and at a majority of the companies with whom we compete for top caliber leadership. Removing the flexibility of the Compensation Committee to approve retirement benefit programs for senior executives would place U.S. Bancorp at a significant competitive disadvantage.

      The supporting statement for the proposal asserts that certain retirement benefits are “unnecessary given the high levels of executive compensation at our Company . . . .” The Board of Directors believes that levels of executive compensation at U.S. Bancorp are consistent with the practices of other large financial holding companies. In order to attract high quality senior management, U.S. Bancorp must offer such salary and bonus opportunities as well as retirement benefits comparable to those provided by other companies in our industry.

      The supporting statement for the proposal focuses on retirement benefits currently in effect for our former Chairman of the Board and three of the most highly compensated executive officers of U.S. Bancorp. Since these benefits are already vested or obligated by contract, the proposal, by its own terms, would not apply to these existing retirement benefits.

      The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

PROPOSAL 5—SHAREHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING

      The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal

      Mr. Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, the owner of 9,869 shares of our common stock, has advised us that he plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement is printed verbatim from his submission.

That U.S. BANCORP shareholders request the Board of Directors to take the steps necessary in the voting on any matter by shareholders, a simple majority of the shares outstanding shall cause that matter to be binding rather than requiring the super-majority of 80% of the shares outstanding.

The reasons given by Mr. Armstrong for the resolution are as follows:

In last year’s annual meeting, 846,248,895 shares, or 65.7% of the shares represented in the meeting, were voted in favor of this proposal; however, our Board has refused to take the actions for its adoption.

At U.S. BANCORP, shareholders owning a majority of the shares outstanding may not be recognized by the Board as there is a requirement that matters of significance— mergers and amendments changing the process of electing directors and the terms of directors— must have a vote of 80% of the shares outstanding to be passed.

In a predecessor corporation, this provision was adopted by less than 80% of the shares outstanding and at a time when confidential voting was not allowed and all unmarked proxies were voted in favor of management.

The INVESTOR RESPONSIBILITY RESEARCH CENTER (The Corporate Governance Bulletin— June-August, 2002) reported that proposals such as this have received APPROVAL from shareholders at many major corporations. The bi-partisan National Conference of State Legislatures (5/97 Report) has urged states to ban super-majority rules like the one in place at U.S. BANCORP.

Our nation’s largest pension fund, TIAA-CREF, has stated that most super-majority rules are not in the best interests of shareholders (2002 Guidelines).

A SIMPLE MAJORITY VOTE REQUIREMENT WILL FACILITATE THE ADOPTION OF THE AMENDMENT FOR THE ANNUAL ELECTION OF ALL DIRECTORS which had 54% of the vote in the 2000 meeting. Although our Board stated it would present this as an amendment at the meeting two year’s ago, it did not do so which resulted in it receiving a “SHAME ON YOU!” award from the respected Council of Institutional Investors.

The Wall Street Journal (June 10, 2000) reported a survey by the international consultancy of McKinsey & Co. shows that institutional investors would pay an 18% premium for good corporate governance and a spokesman for McKinsey & Co. warned that those that fail to reform will be at a competitive disadvantage in attracting capital to finance growth.

To help increase our shareholder value, please vote “FOR” this proposal.

Board of Directors’ Recommendation

      All of the members of your Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal would be harmful to U.S. Bancorp and our shareholders for the following reasons:

      Mr. Armstrong suggests that the elimination of our 80% (sometimes called “supermajority”) voting requirements would somehow increase shareholder value. In fact, his proposal could have exactly the opposite effect. The supermajority voting provisions are intended to ensure that our shareholders receive the best price if U.S. Bancorp is acquired by another company. If these provisions were eliminated, a hostile buyer could acquire U.S. Bancorp on less desirable terms.

      Our restated certificate of incorporation requires an 80% vote in the following limited circumstances:

•	to approve any changes in the process for electing directors;

•	to change the terms of our directors; or

•	to approve certain business transactions between U.S. Bancorp and a 10% shareholder (unless the transaction has been approved by our Board of Directors).

      Mr. Armstrong desires to eliminate these requirements in order to make it easier for our shareholders to amend our restated certificate of incorporation. He favors the elimination of the provisions of the charter that require the election of directors to three-year terms (the “classified board”).

      Our classified board prevents a hostile acquirer from replacing all or a majority of our directors at a shareholder meeting or in a proxy fight. If our restated certificate of incorporation is amended as proposed by Mr. Armstrong, a company owning more than 50% of our common stock could immediately replace our entire Board of Directors and approve a merger on terms undesirable to our other shareholders.

      The supermajority voting provisions require a potential buyer to negotiate with our Board of Directors if it wants to gain immediate control of the Board or acquire U.S. Bancorp in a merger. This allows our Board to solicit competing bids, negotiate desirable transaction terms and obtain the highest sale price. Adoption of Mr. Armstrong’s proposal would reduce the Board’s ability to get the best deal for our shareholders.

      In addition, Mr. Armstrong’s proposal would have other unintended and undesirable consequences for U.S. Bancorp. Under applicable law, proposals (other than those requiring the supermajority vote described above) submitted to a vote of shareholders require a vote of the majority of the shares present and entitled to vote at the meeting. Mr. Armstrong’s proposal would require that all matters be approved by no less than a majority of the shares outstanding.

      Under Mr. Armstrong’s proposal, it would be more difficult to obtain shareholder approval of routine matters (such as the election of directors or ratification of the appointment of the independent auditors). Because the number of shares present and entitled to vote may be as few as a majority of the outstanding shares, the proposal could almost double the number of votes necessary for shareholder approval. It simply does not make sense to require a higher vote than the vote necessary for ordinary matters. We doubt Mr. Armstrong intended this result.

      Approval of Mr. Armstrong’s proposal would not in itself remove the provisions requiring supermajority voting. Our restated certificate of incorporation would need to be amended in order to remove these provisions, which would require a vote of the shareholders on a proposal of management to amend the restated certificate of incorporation. Approval of Mr. Armstrong’s proposal would serve as a request to the Board of Directors to put amendment of the restated certificate of incorporation to a shareholder vote.

The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2005 annual meeting, the written proposal must be received at our principal executive offices at 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Corporate Secretary, on or before November 11, 2004. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

      Our bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of U.S. Bancorp at our principal executive offices in Minneapolis, Minnesota, at least 120 days in advance of the date of the proxy statement for the prior year’s annual meeting. For the 2005 annual meeting, director nominations and shareholder proposals must be received on or before November 11, 2004. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, telephone (651) 466-3000. Shareholder proposals that are received by us after November 11, 2004, may not be presented in any manner at the 2005 annual meeting.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

      Our 2003 Annual Report to Shareholders and Form 10-K, including financial statements for the year ended December 31, 2003, accompanies, or has been mailed to you immediately prior to, this proxy statement. The Annual Report and Form 10-K is also available on our web site at www.usbank.com, by clicking on About U.S. Bancorp, Investor/ Shareholder Information. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402.

OTHER MATTERS

      We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of U.S. Bancorp.

Lee R. Mitau
Secretary

Dated: March 11, 2004

APPENDIX A

U.S. Bancorp

Audit Committee Charter

I.	PURPOSE

      The Audit Committee (the “Committee”) of the Board of Directors of U.S. Bancorp (the “Company”) shall:

A.	Provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community with respect to its oversight of:

(i) The quality and integrity of the Company’s financial statements;

(ii) The Company’s compliance with legal and regulatory requirements;

(iii) The independent auditor’s qualifications and independence; and

(iv) The performance of the Company’s internal audit function and independent auditors.

B.	Prepare the report that Securities and Exchange Commission (SEC) rules require be included in the Company’s annual proxy statement.

II.	STRUCTURE AND OPERATIONS

Composition and Qualifications

      The Committee shall be comprised of three or more members of the Board of Directors, each of whom meets the independence requirements of the New York Stock Exchange, Inc. and the Securities and Exchange Act of 1934. The Board shall determine that each member of the Committee is “financially literate” and that one member of the Committee has “accounting or related financial management expertise,” as such qualifications are interpreted by the Board in its business judgment, and whether any member of the Committee is an “audit committee financial expert” as defined by the SEC. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

Appointment and Removal

      The members of the Committee shall be appointed by the Board of Directors and shall serve until their successors are duly elected and qualified or until their earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

      Unless a Chairman is designated by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the Committee. In the case of a tie vote on any issue, the Chairman’s vote will decide the issue. The Chairman will preside over all meetings of the Committee and set the agendas for Committee meetings.

III.	MEETINGS

      The Committee shall meet at least quarterly. The Committee shall periodically meet separately with members of management, the Chief Risk Officer and Internal Audit Director, and the independent auditors to discuss any matters that the Committee or any of these groups believes would be appropriate to discuss privately. The Chairman of the Board or any member of the Committee may call meetings of the

Committee. All meetings of the Committee may be held telephonically. A majority of Committee members will constitute a quorum for the transaction of business.

      The Committee may invite to its meetings any director, member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.

IV.	RESOURCES AND AUTHORITY

      The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose at the Company’s expense, including the authority to approve the fees payable to such advisors and any other terms of retention.

      The Committee shall be given full access to the Company’s internal audit group, Board of Directors, corporate executives and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles (GAAP) and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

V.	RESPONSIBILITIES AND DUTIES

      The Committee shall have the following responsibilities in carrying out its stated purposes. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

Documents/ Reports Review

1.	Review and discuss with management and the independent auditors, prior to public dissemination, the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61 and other professional auditing standards.

2.	Review and discuss with management and the independent auditors the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

3.	Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Company’s by-laws and the resolutions or other directives of the Board, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

Independent Auditor Selection and Oversight

4.	The Committee has the sole responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, and the independent auditors shall report directly to the Committee. The Committee shall also review and approve the independent auditor’s work plan on an annual basis.

5.	Approve in advance all audit and non-audit engagement services to be provided to the Company by the independent auditors, and other than “prohibited non-auditing services” as defined in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Committee may delegate to one or more of its members the authority to approve in advance all audit or non-audit services, including fees and terms, to be provided by the independent auditors so long as it is presented for informational purposes to the full Committee at its next meeting.

6.	Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a)	Obtain and review a report by the Company’s independent auditor describing (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality- control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the Company;

(b)	Ensure the rotation of the lead audit partner at least every five years

(c)	Review and evaluate the performance and qualifications of the lead audit partner of the independent auditor on an annual basis.

Financial Reporting Process

7.	In consultation with the independent auditors, management and the internal auditors, periodically review the integrity of the Company’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices used by the Company; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (iv) significant issues relating to the adequacy of the Company’s internal controls and any specific audit policies or procedures adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditor and the Company’s management.

8.	Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

9.	Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters. The Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting.

Legal Compliance/ General

10.	Review periodically, with the Company’s legal counsel, any legal matter that could have a significant impact on the Company’s financial statements.

11.	Discuss with management and the independent auditors the Company’s guidelines and policies with respect to risk assessment and risk management. Discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

12.	Establish and review annually, a hiring policy for employees or former employees of the independent auditing firm which prohibits hiring for certain critical financial positions within the Company within one-year of their employment with the independent auditing firm.

13.	Establish and review annually, policy and procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and (ii) the confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting, internal controls, or auditing matters.

Reports

14.	Prepare all reports of the Committee required to be included in the Company’s annual proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

15.	Report regularly to the full Board of Directors on:

(i)	any issues that arise with respect to the quality or integrity of the Company’s financial statements, application of accounting principles, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function;

(ii)	the matters addressed at all meetings of the Committee, including the Committee’s conclusions following its annual review of the performance of the independent auditor; and

(iii)	such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall recommend action by the Board, as the Committee deems appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

16.	Maintain minutes or other records of meetings and activities of the Committee.

Internal Audit

17.	Review annually the education and experience of the key members of the audit team, internal auditors including the internal audit outsource vendor, and financial management.

18.	Review and approve the appointment and, as appropriate, the replacement of the Chief Risk Officer and Internal Audit Director.

19.	Review and approve, on an annual basis, the Internal Audit Charter and audit plan for the upcoming year.

20.	Review quarterly the annual Internal Audit plan and risk assessment, as well as the progress against the plan and significant changes to the Company’s risk profile.

21.	Review quarterly with management, the internal auditors and the independent auditors their assessments of the adequacy of internal controls and the status of resolution of any identified material weaknesses or reportable conditions.

22.	Review annually with Internal Audit their assessment of compliance with the Interagency Policy Statement on Internal Audit and Internal Audit Outsourcing.

Other Matters

23.	Review and approve, on an annual basis, the Credit Risk Assessment plan for the year.

24.	Review quarterly the annual Credit Risk Assessment plan and exam results, including progress against the plan and the status of management’s actions to address significant recommendations.

25.	Annually obtain reports from management and the Chief Risk Officer, which indicate with reasonable assurance whether the Company’s employees are in compliance with the Company’s Code of Ethics.

26.	Review annually with management and Corporate Compliance their assessment of compliance with laws and regulations regarding loans to insiders (Regulation O) and dividend restrictions.

27.	Review periodically with Corporate Compliance any significant compliance matters as well as the status of management’s actions to address noted issues.

28.	Review quarterly significant regulatory recommendations issued and the status of management’s resolution.

29.	Review annually the Company’s Business Continuity Planning and Disaster Recovery activities as well as significant Information Security matters and any actions being taken to address weaknesses noted.

30.	Review and approve annually significant financial and compliance policies which fall under the purview of the Committee (e.g. Reconciliations, Code of Ethics, Privacy, Compliance, Regulation O, AML/ BSA, Vendor Management, Regulations 23A & B, etc.)

Annual Evaluations

31.	The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including a review of compliance with this Charter.

As amended through January 19, 2004

APPENDIX B

U.S. Bancorp

Corporate Governance Guidelines

      U.S. Bancorp’s business is managed under the direction of the Board of Directors. The Board delegates the conduct of business to U.S. Bancorp’s senior management team. The following corporate governance guidelines have been adopted by the Board of Directors to provide a framework within which directors and management can effectively pursue U.S. Bancorp’s objectives for the benefit of its stockholders. The Board annually reviews and updates these corporate governance guidelines.

Role of the Board of Directors

1.	Effective Governance. The Board believes that its primary responsibility is to provide effective governance over U.S. Bancorp’s affairs for the benefit of its stockholders. The Board is the ultimate decisionmaking body of U.S. Bancorp, except with respect to those matters reserved to the stockholders. It selects the Chairman of the Board and the Chief Executive Officer, acts as an advisor and counselor to the Chief Executive Officer and monitors the performance of senior management.

2.	Management Succession. The Board plans for succession to the position of Chairman of the Board and Chief Executive Officer, as well as overseeing management succession for other senior management positions. The Chief Executive Officer works with the Governance Committee to develop management succession plans, which are discussed with and reviewed by the Board. The Board works with the Governance Committee to nominate and evaluate potential successors to the Chief Executive Officer. The Chief Executive Officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

3.	Evaluation of the Chief Executive Officer. The Compensation Committee annually evaluates the performance of the Chief Executive Officer. As part of this evaluation, the independent directors complete a written evaluation of the Chief Executive Officer’s performance. Results of this evaluation are communicated to the Chief Executive Officer by the chair of the Compensation Committee.

4.	Separation of Chairman and Chief Executive Officer. The Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process, which is overseen by the Governance Committee, and that it is in the best interests of U.S. Bancorp for the Board to make a determination when it elects a new chief executive officer.

Composition of the Board of Directors

1.	Size of the Board. The Governance Committee, in consultation with the Chairman and Chief Executive Officer, makes recommendations to the Board concerning the appropriate size and needs of the Board. While the number of directors should not exceed a number that can function efficiently as a body, the Board believes that the quality of the individuals serving and the overall balance of the Board is more important than the precise number of members.

2.	Independence of the Board. The Board will consist of a significant majority of non-employee directors who meet the independence requirements of the New York Stock Exchange. The Board would not expect to have more than one or two employee directors, including the chief executive officer, except in unusual circumstances, such as during a transition in leadership.

Absent other material relationships with the Company, a director of the Company who otherwise meets the independence qualifications of Section 303A of the NYSE Listed Company Manual may be deemed “independent” by the Board of Directors if the lending relationships, deposit relationships, other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) and other commercial or charitable relationships between the Company and its subsidiaries, on the one hand, and an entity with which the director (or any of the director’s immediate family members, as defined in Section 303A of the NYSE Listed Company Manual) is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other, meet the following criteria:

(1)	such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

(2)	with respect to extensions of credit by the Company or its subsidiaries to such entity or its subsidiaries:

(a)	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934; and

(b)	no event of default has occurred and is continuing beyond any period of cure.

3.	Director Selection and Qualification Standards. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. In evaluating candidates for nomination as a director of U.S. Bancorp, the Governance Committee will consider criteria including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization; business and financial expertise ; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment.

The selection process for director candidates will include identification of director candidates by the Governance Committee based upon suggestions from current directors and executives and nominations received by shareholders, all of which will be given equal consideration; possible engagement of a director search firm; interviews of candidates by the Chair of the Governance Committee and two other Committee members; Committee reports to the Board on the selection process; recommendation by the Governance Committee; and formal nomination by Board for inclusion in the slate of directors at annual meeting.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. Directors should serve on no more than three other boards of public companies in addition to the U.S. Bancorp Board, unless the Board determines that so serving will not impair the director’s service on the U.S. Bancorp Board.

4.	Director Retirement and Tenure Policy. The Board believes that it is in the best interest of U.S. Bancorp that:

(a)	independent directors resign at the annual meeting held after attaining the age of 65;

(b)	no employee director serve as a director after ceasing to be an employee, unless requested to do so by the Governance Committee;

(c)	directors who change employment or major responsibilities submit their resignation from the Board for consideration by the Governance Committee. It is not the sense of the Board that in every instance the directors who retire or change from the position they held when they joined the Board should necessarily leave the Board. There should, however, be an opportunity for the Board to review the continued appropriateness of Board membership under the circumstances. The Governance Committee will recommend to the Board the acceptance or rejection of such resignation; and

(d)	directors advise the Chairman of the Board and the Chair of the Governance Committee in advance of accepting an invitation to serve on another public company board. There should be an opportunity for the Board, through the Governance Committee, to review the director’s availability to fulfill his or her responsibilities as a director if he or she serves on more than three other public company boards.

5.	Term Limits. The Board does not believe it appropriate or necessary to limit the number of terms a director may serve. However, the Governance Committee will apply its director candidate selection criteria, including a director’s past contributions to the Board, prior to recommending a director for reelection to another term.

6.	Director Compensation. Director compensation will reflect U.S. Bancorp’s intention to attract and retain outstanding individuals to serve on the Board. Annual retainers, meeting and committee fees, equity-based awards and other forms of compensation, as appropriate, will be used in the furtherance of this objective. Director compensation is designed to result in cash compensation at the competitive median and total compensation at the 75th percentile of a peer group of diversified financial services and financial holding companies that closely match U.S. Bancorp in terms of size and scope of operations. The Compensation Committee will review director compensation on an annual basis. Directors who are employees of the company will not receive any additional compensation for their services as directors.

7.	Share Ownership of Directors and Executive Officers. Executive officers are encouraged to own U.S. Bancorp stock to further align their interests with those of our stockholders. U.S. Bancorp’s guidelines for stock ownership of executive officers are set by the Compensation Committee. In addition, a significant component of director compensation is in the form of U.S. Bancorp equity.

Functioning of the Board of Directors

1.	Board Meetings. Board meetings typically are scheduled in advance and are held at least six times per year. However, the number of scheduled Board meetings will vary with the circumstances. Meetings generally are held at U.S. Bancorp’s headquarters in Minneapolis, Minnesota, but may be held elsewhere in the United States. It is the responsibility of the directors to attend meetings of the Board.

2.	Executive Sessions. The non-employee directors meet in executive session at each regular meeting of the Board without the Chairman, Chief Executive Officer or any other member of management. The Chair of the Governance Committee will initially preside at such sessions, and the presiding director may be rotated among the Chairs of other committees as determined by the Board. Each committee is encouraged to meet in executive session at each regular meeting.

3.	Board Committees. The Board is organized so that a significant portion of its business is conducted by its committees. The present committee structure consists of the Executive, Audit, Governance, Compensation, Credit and Finance, and Community Outreach and Fair Lending Committees. In general, committees of the Board focus on issues that may require in-depth scrutiny. All committees report to the Board, and all significant findings of a committee are presented to the Board for discussion and review. The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

4.	Committee Charters. The Board approves a charter for each committee. The duties of each committee are annually reviewed by the committee and by the Governance Committee, and any recommended changes are presented to the Board for consideration. Committees are empowered to act on behalf of the Board for those areas which the Board has prescribed.

5.	Committee Composition. The Audit, Governance and Compensation Committees are comprised entirely of non-employee directors who meet the independence requirements of the New York Stock Exchange. The Governance Committee, in consultation with the Chairman and Chief Executive Officer, will recommend to the Board appointment of committee members and chairs.

6.	Meeting Agendas and Conduct. Board agendas are set by the Chairman, the Chief Executive Officer and the Corporate Secretary, with input from the directors. Committee agendas are set by the committee chairs, in consultation with committee members and appropriate members of management. Each Board and committee member is free to suggest the inclusion of items on the agenda and to raise at any Board or committee meeting subjects that are not on the agenda for that meeting. The Board believes it is appropriate that Board and committee meetings be conducted in a manner that ensures open communication, objective and constructive participation and timely resolution of issues. The Board will review the company’s long-term strategic plans and the principal issues that the company will face in the future during at least one Board meeting each year.

7.	Interplay with Bank Board Committees. Certain committees may meet simultaneously as committees of U.S. Bank National Association (the “Bank”), though they should hold separate sessions if necessary to address issues that are relevant to one entity but not the other or to consider transactions between the two entities or other matters where the company and the Bank may have different interests. In addition, any such committee should consult with internal or outside counsel if, in the opinion of the committee, any matter under consideration by the committee has the potential for any conflict between the interests of the company and those of the Bank or the company’s other subsidiaries in order to ensure that appropriate procedures are established for addressing any such potential conflict and for ensuring the compliance with U.S. Bancorp’s policies regarding Sections 23A and 23B of the Federal Reserve Act.

8.	Advance Distribution of Materials. Directors receive regular and timely information that is important to their understanding of U.S. Bancorp’s business and their consideration of matters to be addressed by the Board. Directors are responsible for reviewing and considering these materials in advance of all Board and committee meetings.

9.	Board Access to Management. Directors have complete access to U.S. Bancorp’s senior management and management information. Management will be responsive to requests for information from directors. The Board encourages the Chief Executive Officer, from time to time, to bring to Board meetings managers who can provide additional insight into the items being discussed. Any other meetings or contacts with officers or employees that a director wishes to initiate may be arranged through the Chief Executive Officer or the Corporate Secretary or directly by the director. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the company, and will, to the extent not inappropriate, copy the Chief Executive Officer on any written communications between a director and an officer or employee of the company.

10.	Board Access to Independent Advisors. The Board has complete access to outside counsel and other outside advisors of its choice with respect to any issues relating to its activities.

11.	Ethics and Conflicts of Interest. The Board expects directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies described in U.S. Bancorp’s Code of Ethics and Business Conduct. If an actual or potential conflict of interest exists for a director, the director should promptly inform the CEO. If a significant conflict exists and cannot be resolved, the director should submit his or her resignation to the Board. All directors must recuse themselves from any Board discussion or decision affecting their personal or professional interests.

12.	Director Orientation and Continuing Education. New directors will participate in an orientation program including comprehensive background briefings by the Chief Executive Officer, other members of senior management and the Corporate Secretary. The orientation program is the responsibility of the Chairman and is administered by the Corporate Secretary. The Company will provide the directors with opportunities to attend appropriate continuing director education programs at the Company’s expense.

13.	Communications with Stakeholders. The Board believes that management speaks for the company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the company. However, it is expected that Board members will do this only with the knowledge of management and, absent unusual circumstances or as contemplated by the committee charters, only at the request of management.

14.	Annual Performance Evaluations. The Governance Committee conducts an annual assessment of the Board’s performance to determine whether it and its committees are functioning effectively. The Governance Committee is responsible for developing evaluation tools and procedures. Each committee will conduct an annual assessment of its own performance.

15.	Annual Meeting Attendance. Board members are expected to attend all annual meetings of shareholders in person.

LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 20, 2004 at 11:00 a.m. Pacific Time

Bunker Hill Ballroom
The Omni Los Angeles Hotel at California Plaza
251 South Olive Street
Los Angeles, California

      Beneficial owners of common stock held in street name by a broker or bank will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your broker or bank are examples of proof of ownership.

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The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Items 3, 4 and 5.

ITEM 1	-	Election of Class III Directors to serve until the annual meeting in 2007. 01 Victoria Buyniski Gluckman 02 Arthur D. Collins, Jr. 03 Jerry W. Levin 04 Thomas E. Petry 05 Richard G. Reiten	FOR ALL (except as specified below) ☐	WITHHOLD AUTHORITY to vote for all ☐
To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the space provided below.

ITEM 2	-	Ratify selection of Ernst & Young LLP as independent auditors for the 2004 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐
ITEM 3	-	SHAREHOLDER PROPOSAL: Compensation system for senior executives.	FOR ☐	AGAINST ☐	ABSTAIN ☐
ITEM 4	-	SHAREHOLDER PROPOSAL: Supplemental executive retirement benefits.	FOR ☐	AGAINST ☐	ABSTAIN ☐
ITEM 5	-	SHAREHOLDER PROPOSAL: Simple majority voting.	FOR ☐	AGAINST ☐	ABSTAIN ☐
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PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2004 ANNUAL MEETING OF SHAREHOLDERS

The undersigned, having received the Notice of Annual Meeting of Shareholders and proxy statement, revoking any proxy previously given, hereby appoint(s) Jerry A. Grundhofer and Lee R. Mitau, and either of them, as proxies to vote as directed all shares the undersigned is (are) entitled to vote at the U.S. Bancorp 2004 Annual Meeting of Shareholders and authorize(s) each to vote in his discretion upon other business as may properly come before the meeting or any adjournment or postponement thereof. If this signed proxy card contains no specific voting instructions, my (our) shares will be voted "FOR" all nominees for director, "FOR" Item 2, "AGAINST" Items 3, 4 and 5, and in the discretion of the named proxies on all other matters.

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